EXHIBIT 10.8

FORM OF

USD 1,500,000,000

AMENDED AND RESTATED

SENIOR SECURED CREDIT FACILITY AGREEMENT

originally dated 30 June 2009

as amended by a first amendment agreement dated 3 September 2010 and a second

amendment and restatement agreement dated [    ] October 2012

for

Seadrill Limited

as Borrower

The subsidiaries of Seadrill Limited named herein

as Guarantors

arranged by

Nordea Bank Norge ASA

Fokus Bank (being the Norwegian Branch of Danske Bank A/S)

DNB Bank ASA

The Norwegian Government represented by the Ministry of Trade and Industry, c/o

Eksportkreditt Norge AS

BNP Paribas SA

ING Bank N.V.

Crédit Industriel et Commercial

NIBC Bank N.V.

as Mandated Lead Arrangers

Nordea Bank Norge ASA

Fokus Bank (being the Norwegian Branch of Danske Bank A/S)

DNB Bank ASA

BNP Paribas SA

Crédit Agricole Corporate and Investment Bank

ING Bank N.V.

as Bookrunners

provided by

The banks and financial institutions named herein

as Lenders

an

Nordea Bank Norge ASA

as Agent

www.bahr.no

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SCHEDULE 4 Forms of utilisation request
SCHEDULE 5 Form of Compliance Certificate
SCHEDULE 6 Form of Transfer Certificate
SCHEDULE 7 Repayments/Reductions
SCHEDULE 8 Corporate Structure
SCHEDULE 9 Mandatory Cost Formula

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THIS AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY AGREEMENT is dated [    ] 2012 and made between:

(1)	Seadrill Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 36832, as borrower and parent (the “Borrower” and/or the “Parent”);

(2)	The companies listed as Rig Owners, Internal Charterers or otherwise identified as guarantors in Schedule 2 (Guarantors and Collateral Rigs) (and excluding for the avoidance of doubt the entities named as Contractors) hereto as joint and several guarantors (each a “Guarantor”, together the “Guarantors”) all being wholly or partially owned subsidiaries of the Parent;

(3)	The banks and financial institutions listed in Schedule 1 (Lenders and Commitments), as original commercial lenders (together, the “Commercial Lenders”);

(4)	The Norwegian Government represented by the Ministry of Trade and Industry, c/o Eksportkreditt Norge AS (the “ECA Lender”);;

(5)	Nordea Bank Norge ASA of Middelthunsgate 17, P.O. Box 1166 Sentrum, N-0107 Oslo, Norway, organisation number 911 044 110, as facility agent (the “Agent”);

(6)	Nordea Bank Norge ASA, Fokus Bank (being the Norwegian Branch of Danske Bank A/S), DNB Bank ASA, BNP Paribas SA, Crédit Agricole Corporate and Investment Bank, ING Bank N.V. as bookrunners (the “Bookrunners”); and

(7)	Nordea Bank Norge ASA, Fokus Bank (being the Norwegian Branch of Danske Bank A/S), DNB Bank ASA, the ECA Lender, BNP Paribas SA, Crédit Agricole Corporate and Investment Bank, ING Bank N.V., Crédit Industriel et Commercial, NIBC Bank N.V. as mandated lead arrangers (the “Mandated Lead Arrangers” and, as the case may be, as hedge counterparty (the “Hedge Counterparty”).

IT IS AGREED as follows

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Accounting Principles” means generally accepted accounting principles in the United States of America for the Borrower and in the jurisdiction of incorporation of such other Obligors and Subsidiaries of the Borrower.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this senior secured credit facility agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.

“Applicable Margin” means

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(a)	the ECA Lender GIEK Facility Loan Margin for the ECA Lender GIEK Facility

(b)	the ECA Lender Commercial Facility Loan Margin for the ECA Lender Commercial Facility; and/or

(c)	the Commercial Facility Loan Margin for the Commercial Facility

as the context may require.

“Assignment of Earnings” means assignment agreement and/or mortgage agreement, (and sub-assignment agreement in respect of Seadrill Offshore AS), collateral to this Agreement for the first priority assignment and/or mortgage of the Earnings to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Earnings Accounts” means assignment agreement, (and sub-assignment agreement in respect of Seadrill Offshore AS), collateral to this Agreement for the first priority assignment of the Earnings Accounts to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Insurances” means assignment agreement, (and sub-assignment agreement in respect of Seadrill Offshore AS), collateral to this Agreement for the first priority assignment of the Insurances to be made between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Assignment of Intra-Group Loans” means assignment agreement(s) collateral to this Agreement for the first priority assignment of the Intra-Group Loans to be made between the Borrower and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Finance Parties.

“Auditors” means well reputable and international recognised accountancy firms acceptable to the Required Lenders such as PricewaterhouseCoopers, Deloitte Touche Tohmatsu, Ernst & Young and KPMG or such other firm approved in advance by the Required Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means

(a)	for the ECA Lender GIEK Facility and the ECA Lender Commercial Facility the period from and including the date of the Agreement to and including 10 July, 2009; and

(b)	for the Commercial Facility the period from and including the date of the Agreement to and including the date falling one month prior to the Final Maturity Date, provided that;

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(i)	the Commercial Facility shall not be available unless both the utilisations of the ECA Lender GIEK Facility and the ECA Lender Commercial Facility are made; and

(ii)	USD 150,000,000 of the Commercial Facility shall not be available unless the Borrower presents an invoice from Jurong Shipyard Ltd in respect of the rig “West Orion” to the Borrower or a wholly owned company of the Borrower and such invoice(s) relates to last instalments due to Jurong Shipyard Ltd in respect of the rig “West Orion”; and

(iii)	USD 150,000,000 of the Commercial Facility shall not be available unless the Borrower presents an invoice from Samsung Heavy Industries Co. Ltd., South Korea in respect of the rig “West Gemini” to the Borrower or a wholly owned company of the Borrower and such invoice(s) relates to last instalments due to Samsung Heavy Industries Co. Ltd., South Korea in respect of the rig “West Gemini”.

“Availability Period-Commercial Lenders’ Guarantee” means the period from 30 June 2009 until the earlier of the first utilisation of the ECA Lender Commercial Facility and 10 July, 2009.

“Available Commitment” means a Lender’s Commitment less:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Loan the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date.

“Available Guarantee Commitment” means a Commercial Lender’s Guarantee Commitment less:

(a)	the amount of its participation in the Commercial Lenders Guarantee; and

(b)	in relation to any proposed utilisation of the Commercial Lenders’ Guarantee the amount of its participation in the Commercial Lenders’ Guarantee that is due to be made on or before the proposed Utilisation Date.

“Base Case Model” means the financial model and statements including profit and loss, balance sheet and financial projections reflecting the forecasted consolidated financial conditions of the Group (for these purposes assuming both before and after the incurrence of the indebtedness under the Finance Documents), each in form and substance satisfactory to the Finance Parties addressed to, and/or capable of being relied upon by the Finance Parties.

“Break Costs” means the amount (if any) by which:

(c)	the interest (subject to Clause 13.3 (Break Costs) excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

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(d)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period as further described in Clause 13.3 (Break Costs).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Oslo, Paris and London (or any other relevant place of payment under Clause 32 (Payment mechanics)).

“Cash” means

(a)	cash in hand legally and beneficially owned by a member of the Group; and

(b)	cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) the Mandated Lead Arrangers, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent which in each case:

(i)	is free from any Security Interest, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

(iii)	in the case of cash in hand or cash deposits held by a member of the Group other than the Borrower, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Borrower within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Borrower to that Subsidiary.

“Cash Equivalent” means at any time:

(c)	any investment in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(d)	commercial paper (debt obligations) not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

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(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, and Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above and (iii) can be turned into cash on not more than 5 days’ notice; or

(f)	any other debt security approved by the Agent (on behalf of the Required Lenders),

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest.

“Cash Flow Projections” means:

(a)	the Base Case Model in agreed form to be delivered by the Borrower to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	any cash flow projections based on the Base Case Model delivered by the Borrower to the Agent pursuant to and for such period as described in Clause 23.1 (Financial Statements)

in form and substance satisfactory to the Agent.

“Charter Contracts” means each of the external charter contracts listed in Schedule 2 (Guarantors and Collateral Rigs).

“CIRR Facility” means the loan facility agreement dated 1 July 2008 provided to Seadrill Deepwater Drillship Ltd by the ECA Lender in the amount of NOK 1,011,320,117 (as reduced from time to time) fully cash collateralized in the original amount of NOK 1,011,320,117, such cash collateral to be deposited with DNB Bank ASA.

“Commercial Facility” means the Commercial Facility made available under this Agreement as described in Clause 2.1 (Facility).

“Commercial Facility Loan” means the principal amount of the Commercial Facility Advances for the time being outstanding under this Agreement.

“Commercial Facility Advance” means the principal amount of each borrowing by the Borrower under this Agreement of a portion of the Commercial Facility Loan Commitment.

“Commercial Facility Loan Commitment” means USD 800,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

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“Commercial Facility Loan Margin” means 3.25 per cent per annum from 30 June 2009 until the 3rd anniversary thereof and 3.50 per cent per annum thereafter.

“Commercial Guarantors” means the Commercial Lenders issuing the Commercial Lenders’ Guarantee.

“Commercial Lenders” means banks and financial institutions listed as the Commercial Lenders in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement, but for the avoidance of doubt excluding the ECA Lender.

“Commercial Lenders Guarantee” means the guarantee issued or to be issued by the Commercial Lenders pursuant to the terms of this Agreement in favour of the ECA Lender substantially in the form set out in Schedule 4 (Form of Utilisation Request) Part II, Appendix A hereto.

“Commitment(s)” means:

(a)	in relation to a Lender, the amount set opposite its name under the heading “Commitments” in (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 29.3 (Assignments and transfers by the Lenders); and

(b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 29.3 (Assignments and transfers by the Lenders),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 5 (Form of Compliance Certificate) and delivered pursuant to Clause 23.2 (Compliance Certificate).

“Current Assets” means, on any date, the aggregate value of the assets of the Group (on a consolidated basis), which are treated as current assets in accordance with Accounting Principles but excluding USD 75,000,000 and for the purpose of calculating the Current Ratio, up to 20% of shares in listed companies owned 20% or more by any members of the Group shall also be treated as Current Assets based on the average market price during the calendar month prior to any determination of Current Assets.

“Current Liabilities” means, on any date, the aggregate amount of all liabilities of the Borrower which are treated as current liabilities in accordance with Accounting Principles, but excluding the current portion of the Group’s (on a consolidated basis) long term debt.

“Current Ratio” means the ratio of Current Assets to Current Liabilities.

“Default” means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor and which arise out of the use of or operation of any of the Rigs, including (but not limited to):

(a)	all freight, hire and passage moneys payable to an Obligor, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of any of the Rigs;

(b)	any claim under any guarantees related to freight and hire payable to an Obligor as a consequence of the operation of any of the Rigs;

(c)	compensation payable to an Obligor in the event of any requisition of any of the Rigs or for the use of any of the Rigs by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by any of the Rigs payable to an Obligor;

(e)	demurrage and retention money receivable by an Obligor in relation to any of the Rigs;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)	if and whenever any of the Rigs is employed on terms whereby any moneys falling within litra a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Rig(s); and

(h)	any other money whatsoever due or to become due to an Obligor from third parties in relation to any of the Rigs, or otherwise.

“Earnings Accounts” means the bank accounts of each of the Obligors from time to time each of which shall be held with the Agent or any of the Agent’s Affiliates and corresponding banks and to which all the Earnings and any proceeds of the Insurances shall be paid.

“EBITDA” means the earnings before interest expenses, taxes, depreciation and amortization of the Group on a consolidated basis for the previous period of twelve (12) months as such term is defined in accordance with Accounting Principles consistently applied.

“ECA Lender Commercial Facility” means the ECA Lender Commercial Facility made available under this Agreement as described in Clause 2.1 (Facility).

“ECA Lender Commercial Facility Advance” means the principal amount of each borrowing by the Borrower under this Agreement of a portion of the ECA Lender Commercial Facility Loan Commitment.

“ECA Lender Commercial Facility Loan” means the principal amount of the ECA Lender Commercial Facility Advances for the time being outstanding under this Agreement.

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“ECA Lender Commercial Facility Loan Commitment” means USD 280,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“ECA Lender Commercial Facility Loan Margin” means 1.20 per cent per annum.

“ECA Lender Facilities” means the ECA Lender Commercial Facility and the ECA Lender GIEK Facility.

“ECA Lender GIEK Facility” means the ECA Lender GIEK Facility made available under this Agreement as described in Clause 2.1 (Facility).

“ECA Lender GIEK Facility Advance” means the principal amount of each borrowing by the Borrower under this Agreement of a portion of the ECA Lender GIEK Facility Loan Commitment.

“ECA Lender GIEK Facility Loan” means the principal amount of the ECA Lender GIEK Facility Advances for the time being outstanding under this Agreement.

“ECA Lender GIEK Facility Loan Commitment” means USD 420,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“ECA Lender GIEK Facility Loan Margin” means 1.20 per cent per annum.

“ECA Lender Guarantees” means the GIEK Guarantee and the Commercial Lenders’ Guarantee.

“ECA Lender Guarantors” means the Commercial Guarantors and GIEK.

“ECA Lender Loans” means ECA Lender GIEK Facility Loan and ECA Lender Commercial Facility Loan.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Rigs and for the operation of the business of any member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Equity” means, on any date, the Group’s (on a consolidated basis) nominal book value of equity treated as equity in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are consolidated into the Borrower’s audited consolidated financial statements.

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“Equity Ratio” means the ratio of Equity to Total Assets.

“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).

“Exchange” means Oslo Stock Exchange or another stock exchange internationally recognised where the Borrower is listed.

“Existing Facility” means the USD 1,000,000,000 senior secured credit facility made available to the Borrower pursuant to a credit agreement originally dated 29 May, 2008 (as amended).

“Expiry Date” means, for the Commercial Lenders’ Guarantee, the last day of its Term.

“Facility” means the senior secured reducing credit facility, divided into the Commercial Facility, the ECA Lender Commercial Facility and the ECA Lender GIEK Facility, made available under this Agreement as described in Clause 2.1 (Facility).

“Fee Letter” means any letter entered into by reference to this Agreement in relation to any fees.

“Final Maturity Date” means the 5th anniversary of the original date of this Agreement (such original date being 30 June 2009).

“Finance Documents” means this Agreement, any Compliance Certificate, any Fee Letter, any Hedging Agreement, any Utilisation Request, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by any of the Obligors or any other person as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as “Finance Document” by the Agent and the Borrower.

“Finance Lease” means a lease or charterparty which would be classified as a finance lease in accordance with Accounting Principles of the Borrower or any other transaction which is required to be classified and accounted for as a liability or asset on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles.

“Finance Party” means each of the Agent, the Mandated Lead Arrangers, the Hedge Counterparty and the Lenders.

“Financial Indebtedness” means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles):

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

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(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Principles;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above but shall not include:

(i)	any borrowings or other such liabilities owed by any member of the Group to another member of the Group as permitted pursuant to the terms of this Agreement.

“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.

“GIEK” means Garanti-Instituttet for Eksportkreditt of Dronning Maudsgate 15, Vika, N-0122 Oslo, Norway, organisation no 974 760 908.

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“GIEK Conditions” means the terms and conditions of GIEK for the issuance of the GIEK Guarantee set out in GIEK’s offer for buyer’s credit guarantee No. 101122 and “GIEK’s Export Guarantees-General Conditions-Lenders Guarantee”.

“GIEK Guarantee” means the guarantee issued or to be issued by GIEK in favour of the ECA Lender pursuant to which GIEK has guaranteed or will guarantee the payment to the ECA Lender of 100 per cent of the ECA Lender GIEK Facility Loan in circumstances therein specified and on the GIEK Conditions.

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantee Commitment(s)” means:

(a)	in relation to a Commercial Lender, the amount set opposite its name under the heading “Guarantee Facility Commitment” in Schedule 1 (Lenders and Commitments) and the amount of any other Guarantee Facility Commitment transferred to it pursuant to Clause 29.3 (Assignments and transfers by the Lenders); and

(b)	in relation to any New Lender, the amount of any Guarantee Facility Commitment transferred to it pursuant to Clause 29.3 (Assignments and transfers by the Lenders),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Guarantee Facility” means the Guarantee Facility made available under this Agreement as described in Clause 2.2 (Guarantee Facility).

“Guarantee Facility Advance” means the principal amount of the Commercial Lenders’ Guarantee utilised by the Borrower under this Agreement of the whole or a portion of the Guarantee Facility Commitment.

“Guarantee Facility Commitment” means USD 280,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Guarantee Proportion” means in relation to a Commercial Lender in respect of the Commercial Lenders’ Guarantee, the proportion (expressed as a percentage) borne by that Lender’s Guarantee Commitment to the Guarantee Facility Commitment immediately prior to the issue of the Commercial Lenders’ Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Commercial Lender.

“Hedge Counterparty” means any of the Mandated Lead Arrangers as a Hedge Counterparty.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any of the Obligors/the Borrower and a Hedge Counterparty for the purpose of hedging interest rate liabilities and/or any exchange rate or similar agreements hedging the Facility, provided always that the parties’ obligations are to be set off at market price either on a continuous basis or upon default.

“Holding Company” means a company which is defined as the parent company following the principles of the Norwegian Public Companies Act No. 45 § 1-3.

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“Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Agent (acting on the instructions from the Finance Parties) and comply with the requirements under Clause 26.3 (Insurance) and the GIEK Guarantee prepared by Bank Assure Insurance Services Inc., or such other reputable insurance advisor approved by the Agent, and dated on or about the date of this Agreement and addressed to, and capable of being relied upon by, the Finance Parties.

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 26.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Rigs or otherwise in connection with the Rigs and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Cover Ratio” means the ratio of the Group’s consolidated EBITDA to interest expenses for the previous period of twelve (12) months.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with Clause 12.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.4 (Default interest).

“Internal Charterer” means each internal charterer named as internal charterer pursuant to Schedule 2 (Guarantors and Collateral Rigs).

“Intra-Group Loans” means the shareholder loans to be made by the Borrower as lender to (i) Seadrill Deepwater in the amount of USD 295,306,634 (the “West Capella Intra-Group Loan”), and (ii) Seadrill China in the amount of USD 304,599,500 (the “West Aquarius Intra-Group Loan”).

“IPO” means the initial public offering of Seadrill Partners at the New York Stock Exchange, currently scheduled to close in Q4 2012.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Lenders” means the Commercial Lenders and the ECA Lender as listed in Schedule 1 (Lenders and Commitments) and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage Ratio” means the Net Funded Debt divided by EBITDA.

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“LIBOR” means, in relation to a Loan:

(a)	The applicable interest settlement rate for the relevant period as displayed on Reuters screen page Libor 01, or Libor 02, as appropriate; or

(b)	(if Reuters screen page referred to in (a) is not available for the Interest Period of that Loan or other sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 p.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan or other sum.

“Loan(s)” means the aggregate ECA Lender GIEK Facility Loan, the ECA Lender Commercial Facility Loan and the Commercial Facility Loans outstanding under this Agreement from time to time (not including any ECA Lender Guarantees outstanding) or a loan made or to be made under the Facility.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9 (Mandatory Cost Formula).

“Market Value” means the fair market value of each of the Rigs, being the average of valuations of the Rig obtained from two (2) reputable and independent brokers, to be elected by the Borrower and approved by the Agent, with or without physical inspection of the Rig (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the property, nature of assets, business, operation, liabilities or condition (financial or otherwise) or prospects of any Obligor or the Group as a whole;

(b)	the ability of any of the Obligors or the Group as a whole to perform any of their obligations under the Finance Documents; or

(c)	the validity of enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Maturing Commercial Facility Loan” has the meaning ascribed to such term pursuant to Clause 8.1 (Repayment and roll-over of Commercial Facility).

“Migration” means the contemplated transfer of the registered office, the central administration, the centre of main interest and the change of nationality of Seadrill China from Bermuda to Luxembourg, subject to the Agent confirming that certain conditions have been met.

“Minimum Liquidity” means, as at any date, the aggregate amount of the Borrower’s (unconsolidated) Cash and the portion of the Available Commitment, which is available for Utilisation pursuant to Clause 5 (Utilisation - Loan) at that date as certified to the Agent by the Chief Financial Officer of the Borrower.

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“Mortgages” means each of the first priority mortgages and any deed of covenants collateral thereto, to be executed by each of the Rig Owners against each of the respective Rigs in a Ship Registry in favour of the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties). It is understood that the current mortgages relating to “West Capella”, “West Acquarius” and “West Sirius” will in connection with the Utilisation remain in place with the corresponding mortgage amendment.

“Net Funded Debt” means on a consolidated basis for the Group all interest-bearing debt less Cash and Cash Equivalents but excluding USD 75,000,000.

“New Lender” has the meaning set out in Clause 29 (Changes to the Parties).

“Norwegian Equipment” means the Norwegian equipment delivered to the drilling units West Taurus, West Hercules, West Aquarius, West Capella and West Eminence and for which the aggregate of Norwegian export sale contracts to the yards involved in the construction of the before mentioned drilling units exceeds USD 700,000,000.

“Obligors” means the Borrower and the Guarantors and an Obligor means any of them.

“OPCO” means Seadrill Operating LP., a limited partnership, being a partly owned Subsidiary of the Borrower, incorporated under the laws of the Republic of the Marshall Islands.

“OPCO Security” means the Security granted by OPCO under any Security Document and the guarantee and indemnity provided by OPCO pursuant to Clause 20 (Guarantee and Indemnity).

“OPCO Sub” means Seadrill Opco Sub LLC., a limited liability company, being a partly owned Subsidiary of the Borrower, incorporated under the laws of the Republic of the Marshall Islands.

“Operating Agreement” means the First Amended and Restated Operating Agreement of Seadrill Partners LLC, entered into by Seadrill Member LLC and the Borrower, dated [], as amended from time to time in accordance with this Agreement.

“Original Financial Statements” means in relation to (a) the Borrower, the audited consolidated financial statements for the financial year ending on 31 December, 2008, (b) Seadrill Offshore AS the audited unconsolidated financial statements for the financial year ending on 31 December, 2008, and (c) the remaining Obligors the unaudited unconsolidated financial statements for the financial year ending on 31 December, 2008.

“Party” means a party to this Agreement (including its successors and permitted transferees).

“Permitted Encumbrances” means in respect of any Rig owned by any member of the Group:

(a)	liens for current crews’ wages and salvage;

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(b)	any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding two and a half million USD (USD 2,500,000); and

(c)	any other liens incurred in the ordinary course of operating such Rig not exceeding two and a half million USD (USD 2,500,000).

“Portion” means each of the West Aquarius Portion, the West Ariel Portion, West Capella Portion and the West Sirius Portion (collectively the “Portions”).

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.

“Quarterly Accounts” means the Obligors consolidated and unconsolidated financial statements for the relevant financial quarter to be delivered pursuant to Clause 23.1(b) (Financial Statements).

“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period, unless market practice differs, in which case the Quotation Day for USD will be determined by the Agent in accordance with market practice (and if quotations would normally be given by leading banks in the market on more than one day, the Quotation Day will be the last of those days).

“RCF” means a USD 300,000,000 revolving credit facility provided by or to be provided by the Borrower to, inter alia, Seadrill Operating LP.

“Reference Banks” means DNB Bank ASA, Fokus Bank (the Norwegian Branch of Danske Bank A/S) and Nordea Bank Norge ASA.

“Required Lenders” means:

(a)	if there are no Loans outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction) provided that the Commitments shall for the ECA Lender be measured in respect of the ECA Lender GIEK Facility Loan Commitment only and for the Commercial Lenders be measured in respect of both the Guarantee Facility Commitment (as this is guaranteeing the ECA Lender Commercial Facility Loan Commitment by the Commercial Lenders’ Guarantee) and Commercial Loan Facility Commitment except in respect of matters relating to funding in which case the Commitments for the ECA Lender shall be measured in respect of the ECA Lender Facilities Commitments and for the Commercial Lenders be measured in respect of the Commercial Loan Facility Commitment only; or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of the Loans then outstanding provided that the outstanding Loans shall for a Commercial Lender be measured on the Lender’s part in the Commercial Lenders’ Guarantee outstanding, the Lender’s Commercial Loans outstanding and Lender’s Commercial Facility Loan Commitment available and for the ECA Lender be measured in respect of the ECA Lender GIEK Facility Loans outstanding only except in respect of matters relating to funding in which case the outstanding Loans shall for the ECA Lender be measured in respect of the ECA Lender Facilities Loans outstanding and for the Commercial Lenders be measured in respect of the Lender’s Commercial Loans outstanding and Lender’s Commercial Facility Loan Commitment available.

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“Rig” means each of the collateral rigs listed in Schedule 2 (Guarantors and Collateral Rigs) each of which is owned by the owner named as such therein.

“Rig Owner” means each owner named as owner of a Rig pursuant to Schedule 2 (Guarantors and Collateral Rigs).

“Seadrill Canada” means Seadrill Canada Ltd., a private limited liability company, being a Subsidiary of the Borrower and directly wholly owned by OPCO Sub, incorporated under the laws of the Province of Newfoundland and Labrador.

“Seadrill China” means Seadrill China Operations Ltd., a private limited liability company, being a Subsidiary of the Borrower and directly wholly owned by OPCO Sub, incorporated under the laws of Bermuda, and after the Migration, a private limited liability company (société à responsabilité limitée), established under the laws of Luxembourg and registered with the Luxembourg register of commerce and companies.

“Seadrill Deepwater” means Seadrill Deepwater Drillship Ltd., an exempted limited liability company, being a Subsidiary of the Borrower, incorporated under the laws of the Cayman Islands.

“Seadrill Member” means Seadrill Member LLC, a limited liability company, being a wholly owned Subsidiary of the Borrower, incorporated under the laws of the Republic of the Marshall Islands.

“Seadrill Mobile Units” means Seadrill Mobile Units (Nigeria) Ltd., a limited liability company, incorporated under the laws of Nigeria.

“Seadrill Mobile Units (Nigeria) Ltd. Guarantee” means an irrevocable and unconditional on-demand guarantee to be provided by Seadrill Mobile Units (Nigeria) Ltd., such guarantee to be limited to the value of the shares that will be held by Seadrill Mobile Units (Nigeria) Ltd. in Seadrill Deepwater.

“Seadrill Partners” means Seadrill Partners LLC, a limited liability company, being a partly owned Subsidiary of the Borrower, incorporated under the laws of the Republic of the Marshall Islands.

“Secured Obligations” means the Obligors’ obligations and liabilities under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Facility together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents.

“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 21 (Security) all to be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

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“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:

(a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrower has no future or contingent liability under any provision of this Agreement and the other Finance Documents;

(d)	the Agent and the Required Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)	there are no Commitments or Guarantee Commitments in force.

“Share Pledges” means the first priority share pledges over all the shares of each of the Rig Owners provided by the relevant shareholders collateral to this Agreement as security for the Obligors’ obligations under the Finance Documents in the form and substance satisfactory to the Agent on behalf of the Finance Parties.

“Ship Registry” means the ship registries of Panama or Bahamas and such other ship registry as approved by the Agent (on behalf of the Required Lenders).

“Solvent” means, with respect to any person on a particular date, that on such date (a) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probably liability of such person on its debts as they become absolute and matured, (b) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature and (c) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such persons property would be unreasonably small in relation to such business or such transaction.

“Subsidiary” means an entity from time to time of which a person:

(a)	has direct or indirect control; or

(b)	owns directly or indirectly more than fifty (50) per cent (votes and/or capital),

for the purpose of paragraph (a), an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the composition of its board of directors or equivalent body.

“Syndication Date” means for the purpose of Clause 12.1(a) (Selection of Interest Periods) the earlier of (i) the date on which the Agent confirms that the primary syndication of the Facilities has been completed and (ii) the date falling 3 months from the date hereof.

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“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

(a)	the net income, profits or gains of that Finance Party world wide; or

(b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “tax” and “taxation” shall be construed accordingly.

“Term” means each period for which any of the ECA Lender Guarantors is under a liability under any of the ECA Lender Guarantees.

“Total Assets” means on any date the Group’s (on a consolidated basis) book value of assets which are treated as assets in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are consolidated into the Borrower’s audited consolidated financial statements.

“Total Commitments” means the aggregate of the Commercial Facility Loan Commitment, the ECA Lender Commercial Facility Loan Commitment and the ECA Lender GIEK Facility Loan Commitment, being USD 1,500,000,000 at the date of this Agreement as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Total Loss” means, in relation to any of the Rigs:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of such Rig;

and/or

(b)	any hijacking, theft, condemnation, capture, seizure, destruction, abandonment, arrest, expropriation, confiscation, requisition or acquisition of such Rig, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower or any of the Guarantors.

“Total Loss Date” means:

(a)	in the case of an actual total loss of any of the Rigs, the date on which it occurred or, if that is unknown, the date when such Rig was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of any of the Rigs, the earlier of: (i) the date on which a notice of abandonment is given to

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the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Rig was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the relevant Rig’s insurers in which the insurers agree to treat such Rig as a total loss; or

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in respect of a Transfer (as defined in Clause 29.3 (Assignments and transfers by Lenders)) the later of:

(a)	the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“USD” means lawful currency of the United States of America.

“Utilisation” means Utilisation-Loan and Utilisation-Guarantee.

“Utilisation-Loan” means utilisation of a Loan.

“Utilisation-Guarantee” means utilisation of the Commercial Lenders’ Guarantee.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means the Utilisation Request-Loans and the Utilisation Request-Commercial Lenders’ Guarantee.

“Utilisation Request-Commercial Lenders’ Guarantee” means a notice substantially in the relevant form set out Part II of Schedule 4 (Form of Utilisation Requests).

“Utilisation Request-Loans” means a notice substantially in the relevant form set out in Part I of Schedule 4 (Form of Utilisation Requests).

“VAT” means value added tax.

“West Ariel Portion” means 8,8298% as this may be adjusted in accordance with Clause 10.1.2 (Adjustment of pro rate shares) from time to time.

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“West Aquarius Liability Amount” means the amount equal to the West Aquarius Portion of the Secured Obligation from time to time.

“West Aquarius Portion” means 31,3830% as this may be adjusted in accordance with Clause 10.1.2 (Adjustment of pro rate shares) from time to time.

“West Aquarius Security” means the Security granted by any of Seadrill Canada, Seadrill China or OPCO Sub under any Security Document and the guarantees and indemnities provided by each of Seadrill China and OPCO Sub pursuant to Clause 20 (Guarantee and Indemnity).

“West Capella Liability Amount” means the amount equal to the West Capella Portion of the Scured Obligations from time to time.

“West Capella Portion” means 30,4255% as this may be adjusted in accordance with Clause 10.1.2 (Adjustment of pro rate shares) from time to time.

“West Capella Security” means the Security granted by Seadrill Deepwater under any Security Document and the guarantees and indemnities provided by Seadrill Deepwater pursuant to Clause 20 (Guarantee and Indemnity).

“West Sirius Portion” means 29,3617% as this may be adjusted in accordance with Clause 10.1.2 (Adjustment of pro rate shares) from time to time.

1.2	Construction

In this Agreement, unless the context otherwise requires:

(a)	Clause and Schedule headings are for ease of reference only;

(b)	words denoting the singular number shall include the plural and vice versa;

(c)	references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;

(d)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(e)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Agent, any person for the time being appointed as Agent in accordance with the Finance Documents;

(f)	references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

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(g)	a Lender’s “participation” in relation to the Commercial Loans Guarantee, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Guarantee;

(h)	references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(i)	references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality);

(j)	the Borrower providing “cash cover” for the Commercial Lenders’ Guarantee means the Borrower paying an amount in the currency of the Commercial Lenders’ Guarantee to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Agent (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(ii)	until no amount is or may be outstanding under that Commercial Lenders’ Guarantee, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Commercial Lenders’ Guarantee; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent or the Lender with which that account is held, creating a first ranking security interest over that account;

(k)	a Borrower “repaying” or “prepaying” the Commercial Lenders’ Guarantee means:

(i)	that Borrower providing cash cover for that Commercial Lenders’ Guarantee;

(ii)	the maximum amount payable under the Commercial Lenders’ Guarantee being reduced or cancelled in accordance with its terms;

and the amount by which the Commercial Lenders’ Guarantee is repaid or prepaid under paragraphs (k)(i) and (k)(ii) above is the amount of the relevant cash cover or reduction;

(l)	an amount borrowed includes any amount utilised by way of the Commercial Lenders’ Guarantee;

(m)	a Lender funding its participation in a Utilisation includes a Lender participating in the Commercial Lenders’ Guarantee;

(n)	a reference to “Post the IPO” shall be a reference to a reduction of ownership as a consequence of the IPO having been successfully completed; and

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(o)	an outstanding amount of the Commercial Lenders’ Guarantee at any time is the maximum amount that is or may be payable by the Borrower in respect of that Commercial Lenders’ Guarantee at that time.

1.3	Hungarian terms

In this Agreement:

(a)	a Security Interest includes zálog (pledge), jelzálog (non-possessory pledge), óvadék (security deposit), kezesség (guarantee), engedményezés (assignment) and tulajdon átruházása (transfer of title), vételi (visszavásárlási) jog alapítása (option (repurchase option)) or tulajdonjog fenntartása (retention of title) (under the condition that the aim of the contract is to provide security));

(b)	a winding-up, administration, dissolution, reorganisation, bankruptcy, liquidation or insolvency proceeding includes csőd (moratorium), felszámolás (liquidation), végelszámolás (dissolution) and megszűntnek nyilvánítás (declaration of cessation);

(c)	a moratorium includes csőd (moratorium);

(d)	a liquidator, receiver, administrative receiver, administrator or other similar officer includes ideiglenes vagyonfelügyelő (temporary property supervisor), vagyonfelügyelő (property supervisor), felszámoló (liquidator), végelszámoló (solvent liquidator), felügyelőbiztos (supervisor) and végrehajtó (bailiff);

(e)	expropriation, injunction restraint, arrest attachment, sequestration, distress or execution includes ideiglenes intézkedés (temporary injunction) and all forms of bírósági végrehajtás (court execution) (including foglalás (attachment), zár alá vétel (sequestration) and biztosítási intézkedés (protective measure)) and kisajátítás (expropriation); and

(f)	constitutional document includes társasági szerződés (articles of association), alapító okirat (deed of foundation for single member companies), alapszabály (articles of association for companies limited by shares), igazgatóság ügyrendje (bylaws of board of directors) and felügyelő bizottság ügyrendje (bylaws of supervisory board).

2.	THE FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower, during the applicable Availability Period, a USD senior secured credit facility for Utilisations in the aggregate principal amount of up to the Total Commitments:

(a)	a term loan facility in the amount of USD 420,000,000 granted by the ECA Lender conditional upon the issue of the GIEK Guarantee (the “ECA Lender GIEK Facility”);

(b)	a term loan facility in the amount of USD 280,000,000 granted by the ECA Lender conditional upon the issue of the Commercial Lenders’ Guarantee (the “ECA Lender Commercial Facility”); and

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(c)	A revolving credit facility in the amount of up to USD 800,000,000 granted by the Commercial Lenders (the “Commercial Facility”) conditional upon the issue of the ECA Lender Facilities.

2.2	Guarantee Facility

Subject to the terms of this Agreement, the Commercial Lenders make available to the Borrower, during the Availability Period-Commercial Lenders’ Guarantee, a guarantee facility in the amount of up to USD 280,000,000 (the “Guarantee Facility”) granted by the Commercial Lenders in the form of the Commercial Lenders’ Guarantee conditional upon the utilisation of the ECA Lender Commercial Facility.

2.3	Finance Parties’ rights and obligations

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any of the Obligors shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

Subject to the other provisions of this Agreement, each Commercial Lender shall participate in each Commercial Facility Loan and/or the Commercial Lenders’ Guarantee in the proportion which its Commitments and/or Guarantee Commitments bears to the Commercial Facility Loan Commitments and/or Guarantee Facility Commitments (as applicable).

2.4	Borrower’s Authority

Each Obligor (other than the Borrower), by its execution of this Agreement, irrevocably authorises the Borrower to act on its behalf as its agent in relation to the Finance Documents and authorises:

(a)	the Borrower, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to the Facility, without further reference to or the consent of such Obligor and each Obligor to be obliged to confirm such authority in writing upon the request of the Agent; and

(b)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Borrower on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.

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Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Borrower under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Borrower and any other Obligor, the choice of the Borrower shall prevail.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts utilised by it hereunder towards (i) refinancing of the Existing Facility, (ii) finance, in part, the Norwegian Equipment (iii) paying fees and expenses incurred in relation to the Finance Documents and (iv) for the Group’s general corporate and working capital purposes.

3.2	Monitoring

Without prejudice to the obligations of the Borrower under this Clause 3 (Purpose), no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 3 Part I (Conditions Precedent) other than the documents which pursuant to Clause 4.2 (Conditions Precedent on the first Utilisation Date) may be delivered on or prior to the first Utilisation Date hereunder or which the Agent (on behalf of the Required Lenders (except 6 (k) (KYC documents) on behalf of all the Lenders)) has confirmed in writing may be delivered at the first Utilisation Date at the latest, in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders (except 6 (k) (KYC documents) on behalf of all the Lenders)).

4.2	Conditions precedent for the first Utilisation Date

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation-loan) (about loans) and Clause 6.4 (Issue of Commercial Lenders’ Guarantee) if on the date of the first proposed Utilisation Date the Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 3 Part II (Conditions Precedent), in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders (except 3 (b) (Insurance Report) and 4 (Legal Opinions) acting on the instructions from the Lenders).

4.3	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation-loan) (about loans) and Clause 6.4 (Issue of Commercial Lenders’ Guarantee) if on the date of an Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation; and

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(b)	the representations and warranties contained in Clause 22 (Representations and warranties) deemed to be repeated on those dates are true and correct in all material respects.

4.4	ECA Lender conditions precedent

the ECA Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation-loan) if on the date of an Utilisation Request and on the proposed Utilisation Date there shall not have been such changes in national or international monetary, financial, political or economic conditions or exchange controls or exchange rates as would in the ECA Lender’s view be likely to materially prejudice disbursement hereunder.

4.5	Conditions Subsequent

It shall be condition subsequent to the Lenders making the Loans and Commitments available that no later than 90 days after signing of the Agreement the Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 3 Part III (Conditions Subsequent) in form and substance satisfactory to the Agent (acting on the instructions from the Required Lenders).

4.6	Waiver of conditions precedent and conditions subsequent

The conditions specified in this Clause 4 (Conditions Precedent) are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Required Lenders or on the instructions of the Lenders if expressly said in this Clause 4) unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion). The Finance Parties shall be notified by the Agent of a waiver granted pursuant to this Clause.

5.	UTILISATION - LOAN

5.1	Delivery of a Utilisation Request for Loan

The Borrower may utilise the Facility by delivering to the Agent a duly completed Utilisation Request no later than 10:00 hours (London time) three (3) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request for Loan

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies whether it is for a Commercial Facility Advance, an ECA Lender Commercial Facility Advance or an ECA Lender GIEK Facility Advance;

(b)	the proposed Utilisation Date is a Business Day within the applicable Availability Period;

(c)	the currency specified is USD and the amount of the proposed Commercial Facility Advance is in an amount of minimum USD 1,000,000 and which (together with the Loans outstanding) is not more than available pursuant to Clause 2.1 (Facility); and

(d)	the proposed Interest Period complies with Clause 12 (Interest Periods).

27 (123)

5.3	Availability

Any amount of the Total Commitments not utilised by the expiry of the applicable Availability Period shall automatically be cancelled at close of business in Oslo on such date.

Only one single utilisation may be made of the ECA Lender GIEK Facility Loan and/or the ECA Lender Commercial Facility Loan.

No more than 5 Loans may be outstanding at any one time and no Loans distributed by the ECA Lender once repaid may be re-borrowed.

5.4	Lenders’ participation-loan

Upon receipt of a Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 10:00 hours (London time) on the relevant Utilisation Date make available to the Agent for the account of the Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

6.	UTILISATION – COMMERCIAL LENDERS’ GUARANTEE

6.1	Delivery of a Utilisation Request for the Commercial Lenders’ Guarantee

The Borrower may request the Commercial Lenders Guarantee to be issued on its behalf to the ECA Lender by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 hours (London time), three (3) Business Days prior to the proposed Utilisation Date.

6.2	Completion of a Utilisation Request for Guarantee

The Utilisation Request for the Commercial Lenders Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Guarantee Facility Advance for the Commercial Lenders Guarantee;

(b)	it identifies that it is on the Borrower’s behalf;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period-Commercial Lenders’ Guarantee;

(d)	the currency specified is USD and the amount of the proposed Commercial Lenders’ Guarantee is an amount of minimum USD 1,000,000 and which is not more than available pursuant to Clause 2.2 (Guarantee Facility).

(e)	the form of the Commercial Lenders’ Guarantee is as in Schedule 4 (Form of Utilisation Request) Part 2 Appendix A hereto;

(f)	the Expiry Date of the Commercial Lenders’ Guarantee falls on or before the Final Maturity Date;

(g)	the delivery instructions for the Commercial Lenders’ Guarantee are specified; and

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(h)	the beneficiary of the Commercial Lenders’ Guarantee is the ECA Lender.

6.3	Availability

If the Commercial Lenders Guarantee is not issued by the expiry of the Availability Period-Commercial Lenders’ Guarantee, the Guarantee Facility Commitment shall automatically be cancelled at the same time. Only one single utilisation may be made of the Commercial Lenders’ Guarantee in a maximum principal amount equal to the ECA Lender Commercial Facility Loan.

6.4	Issue of Commercial Lenders’ Guarantee

(a)	If the conditions set out in this Agreement have been met, the Commercial Lenders shall issue the Commercial Lenders’ Guarantee on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial Conditions Precedent), the Commercial Guarantors will only be obliged to comply with paragraph (a) above, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	all the representations and warranties in Clause 22 (Representations and Warranties) are true and correct in all material respects; and

(ii)	no Default is continuing or would result from the proposed Utilisation.

(c)	The amount of each Lender’s participation in the Commercial Lenders’ Guarantee will be equal to its Guarantee Proportion immediately prior to the issue of the Commercial Lenders’ Guarantee.

7.	THE COMMERCIAL LENDERS’ GUARANTEE

7.1	Claims under the Commercial Lenders’ Guarantee

(a)	If the Commercial Lenders’ Guarantee or any amount under the Commercial Lenders’ Guarantee is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately to the Agent for the Commercial Guarantors.

(b)	Each Obligor irrevocably and unconditionally authorises the Commercial Guarantors to pay any claim made or purported to be made under the Commercial Lenders’ Guarantee requested by the ECA Lender and which appears on its face to be in order (in this Clause 7, a “claim”).

(c)	Each Obligor acknowledges that the Commercial Guarantors:

(i)	are not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

29 (123)

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(e)	The recourse of the Commercial Guarantors in respect of the Obligors is provided for in Clause 28 (Recourse Requirements and right of subrogation).

7.2	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7 (The Commercial Lenders’ Guarantee).

7.3	Assignments, replacement and transfers

(a)	Notwithstanding any other provision of this Agreement, the consents of the Agent and the ECA Lender are required for any assignment or transfer of any Commercial Lender’s rights and/or obligations under the Guarantee Facility (such consents not to be unreasonably withheld or delayed unless it is a Commercial Lender which the Borrower is obliged to replace pursuant to Clause 7.3(c) below).

(b)	Unless the ECA Lender otherwise agrees and excluding an assignment or transfer to an Affiliate of a Commercial Lender, the new Commercial Lender shall, on the date upon which an assignment or transfer takes place pay to the Agent (on behalf of the ECA Lender) a fee of USD 2,000.

(c)	If a Commercial Lender becomes

(i)	subject to any winding-up process or similar administrative process due to its financial standing; or

(ii)	has a long-term rating of BBB+, Baal or BBB+ or lower by Standard & Poor, Moody’s or Fitch respectively,

the Borrower is obliged to replace that Commercial Lender by no later than 90 days after the date it was subject to such process or had such rating (it being understood that if such replacement has not occurred the portion guaranteed by such Commercial Lender shall be prepaid pursuant to Clause 10.2 (Illegality and Commercial Lender’s financial requirements) below).

(d)	If Clause 7.1(a) and the conditions and procedure for transfer specified in Clause 29.3 (Assignment and transfers by the Lenders) are satisfied, then on the Transfer Date the Agent and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Commercial Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Commercial Lender shall each be released from further obligations to each other under this Agreement.

7.4	Role of the Agent in respect of the Commercial Lenders’ Guarantee

(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

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(b)	The Agent shall not be bound to account to any Commercial Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(g)	The Agent is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, an Affiliate of the Agent, a corresponding bank, any Party (including itself), or any other person under or in connection with any Finance Document, the transaction contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

7.5	Exclusion of liability

(a)	Without limiting Clause 7.5(b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

7.6	Credit appraisal by the Commercial Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Commercial Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document.

31 (123)

7.7	Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Agent for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Agent prior to the date of this Agreement or any substitute address and fax number or department or officer as the Agent may notify to the Agent by not less than five Business Day’s notice.

7.8	Amendments and Waivers in respect of the Commercial Lenders’ Guarantee

Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Agent in respect of the Commercial Lenders’ Guarantee may not be effected without the consent of the Agent.

8.	REPAYMENT AND REDUCTIONS

8.1	Repayment and roll-over of Commercial Facility Loans

The Borrower shall repay each Commercial Facility Loan made to it in full on the last day of its Interest Period, however so that where a Commercial Facility Loan (the “New Commercial Facility Loan”) is, subject to and in accordance with the other terms of this Agreement, to be made on a day which another Commercial Facility Loan (the “Maturing Commercial Facility Loan”) is due to be repaid, then:

(a)	the Maturing Commercial Facility Loan shall be deemed to be repaid on the last day of its Interest Period to the extent that the amount of the New Commercial Facility Loan is equal to or greater than the amount of the Maturing Commercial Facility Loan; and

(b)	to that extent, the amount of the New Commercial Facility Loan shall be deemed to have been credited to the account of the Borrower, and the Lenders shall only be obliged to make available an amount equal to the amount by which amount the New Commercial Facility Loan exceeds the Maturing Commercial Facility Loan.

8.2	Scheduled Repayments of the ECA Lender Loan

The Borrower shall repay each ECA Lender Loan made to it by consecutive quarterly repayments as set out in Schedule 7 (Repayments and Reductions) and the first repayment shall occur 3 months from the date of this Agreement.

8.3	Scheduled Reductions of the Commercial Facility Loan Commitments

(a)	The Commercial Facility Loan Commitments shall be reduced by consecutive quarterly reductions as set out in Schedule 7 (Repayments and Reductions) and the first reduction shall occur 3 months from the date of this Agreement.

(b)	On such dates each Commercial Lender’s Commercial Facility Loan Commitment shall be reduced by an amount equal to the proportion of the amount by which the Commercial Facility Loan Commitments are to be so reduced pursuant to this Clause 8.3 on that date, which (prior to such reduction) its Commitment bears to the Commercial Facility Loan Commitments on that date.

32 (123)

(c)	Upon any reduction of the Commercial Facility Loan Commitments under this Clause 8.3, the Borrower shall repay the Commercial Facility Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the Commercial Facility Loans shall constitute no more than the amount of the Commercial Lenders’ Commercial Facility Loan Commitment following the relevant reduction, such repayment to be made no later than on the day that the relevant reduction becomes effective.

8.4	Final repayment

On the Final Maturity Date the Borrower shall repay all Loans then outstanding under this Agreement in full, together with all other sums due and outstanding under the Finance Documents at such date (if any).

8.5	Control account

The Agent, will maintain a control account showing the amount of the Loans and interest accrued thereon from time to time and other charges in respect of the Loans and all payments in respect thereof made by the Borrower from time to time under this Agreement and shall enter promptly all relevant details relating thereto in such control account. Such control account shall, in the absence of manifest error, be conclusive as to the aggregate amount from time to time due from the Borrower to the ECA Lender in respect of the principal of, and interest on, the Loans and other charges in respect of the Loans.

9.	PREPAYMENT AND CANCELLATION

9.1	Voluntary prepayment

(a)	The Borrower may, by giving the Agent not less than three (3) Business Days prior written notice, prepay the whole or any part of the Commercial Facility Loan (but if in part, in a minimum amount of USD 1,000,000 (or such lesser amount as consented to by the Agent) and in integral multiples of USD 1,000,000).

(b)	The Borrower may, by giving the Agent not less than ten (10) Business Days prior written notice, prepay the whole or any part of the ECA Lender Commercial Facility Loan and the ECA Lender GIEK Facility Loan (but if in part, in a minimum amount of USD 1,000,000 (or such lesser amount as consented to by the Agent) and in integral multiples of USD 1,000,000).

9.2	Voluntary cancellation of the Commercial Facility Loan Commitment

The Borrower may, by giving the Agent not less than three (3) Business Days prior written notice, permanently reduce, cancel or terminate all or part of the unutilised portions of the Commercial Facility Loan Commitment (but if in part, in a minimum amount of USD 1,000,000 and in integral multiples of USD 1,000,000).

9.3	Terms and conditions for prepayments and cancellation

9.3.1	Irrevocable notice

The Borrower may not prepay or cancel all or part of the Loans except as expressly provided in this Agreement.

Any notice of prepayment or cancellation by the Borrower under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation.

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9.3.2	Additional payments

Upon any cancellation of the Commercial Facility Loan Commitments under this Clause 9, the Borrower shall prepay the Commercial Facility Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the Commercial Facility Loans shall constitute no more than the amount of the Commercial Lenders’ Commitments following the relevant cancellation, such prepayment to be made no later than on the day that the relevant cancellation becomes effective.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and additional costs for the ECA Lender pursuant to Clause 13.3 (Break Costs) below, without premium or penalty.

9.3.3	Time of prepayment and cancellation

The Borrower shall not repay or prepay all or any part of the Commercial Facility Loan or cancel all or any part of the Commercial Facility Loan Commitments except at the times and in the manner expressly provided for in this Agreement.

9.3.4	No reinstatement

No amount of the Commitments cancelled under this Agreement may subsequently be reinstated. The Borrower may not utilise any part of the Facility which has been cancelled.

9.3.5	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to the Lenders.

9.3.6	Application

Any voluntary cancellation of the Commercial Facility shall reduce on a pro rata basis each future scheduled reduction of the Lender’s Commercial Facility Loan Commitment rateably and shall reduce the Commercial Facility by the aggregate amount so cancelled and any voluntary prepayment of the Commercial Facility Loans shall be applied pro rata between the Commercial Facility Lenders. A voluntary prepayment of the ECA Lender Loans shall be applied pro rata among the scheduled repayments of the ECA Lender Loans.

9.3.7	Amended Reduction Schedule

Upon any such prepayment or reduction the Agent shall, if applicable, replace Schedule 7 (Repayments and Reductions) with an amended and new reduction schedule reflecting the correct scheduled reductions to be made and provide a copy to the Borrower and the Lenders thereof.

9.3.8	ECA Lender Commercial Facility Loan

The Commercial Lenders’ Guarantee will be cancelled, if the ECA Lender gives its written confirmation to the Commercial Lenders that the ECA Lender Commercial Facility Loan is prepaid in full.

34 (123)

10.	MANDATORY REDUCTION, PREPAYMENT AND CANCELLATION

10.1	Total Loss or sale

10.1.1	Mandatory Reduction, Prepayment and Cancellation - Total Loss or sale

If any of the Rigs is sold or otherwise is disposed of in whole or in part, or suffers a Total Loss, on the Disposal Reduction Date the Commercial Facility Loan Commitment shall be reduced and the ECA Lender Loans prepaid (in accordance with Clause 10.6 (Terms and conditions for prepayments/reductions and cancellation)) by the amounts as follows:

(a)	for a Rig not being West Ariel, the Disposal Reduction Amount-Rigs; and

(b)	for the Rig West Ariel, the Disposal Reduction Amount-West Ariel.

For the purpose of this Clause 10.1 the following definitions shall apply:

“Disposal Reduction Amount” means the Disposal Reduction Amount-Rigs and the Disposal Reduction Amount-West Ariel.

“Disposal Reduction Amount - Rigs” means the amount equal to the Loans outstanding plus the Commercial Lenders’ Available Commitments multiplied with the proportion as the Market Value of such Rig bears to the aggregate of the Market Values of all the Rigs (excluding West Ariel) immediately prior to its Total Loss or completion of its sale or disposal at the date of the Total Loss or completion of the sale or disposal of such Rig;

“Disposal Reduction Amount - West Ariel” means the amount equal to the Loans outstanding plus the Commercial Lenders’ Available Commitments multiplied with the proportion as the Market Value of West Ariel bears to the aggregate of the Market Values of all the Rigs immediately prior to its Total Loss or completion of its sale or disposal at the date of the Total Loss or completion of the sale or disposal of such Rig;

“Disposal Reduction Date” means, in relation to a Rig:

(a)	where such Rig has become a Total Loss, the date which is the earlier of the date the Disposal Reduction Amount is available and ninety (90) days after such Rig became a Total Loss or such later date as may be agreed in writing by the Agent (acting on the instructions of the Lenders); or

(b)	where such Rig is sold or otherwise disposed of, the date upon which the sale or disposal of such Rig is completed.

10.1.2	Adjustment of pro rate shares

If a Rig is sold or otherwise disposed of, the Portion of that Rig shall be allocated to the remaining Rigs pro rata to their Portions, and consequently the remaining Rigs’ Portions shall be increased and the aggregate remaining Portions shall constitute 100%.

10.2	Illegality and Commercial Lender’s financial requirements

If it becomes unlawful under any law, regulation, treaty or of any directive of any monetary authority (whether or not having the force of law) in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or the Commercial Lenders’ Guarantee or the Borrower has not replaced the Commercial Lender pursuant to Clause 7.3(b) above:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

35 (123)

(b)	the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same and/or the Commercial Lenders financial status) upon receipt of notification in accordance with litra a) above;

(c)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately reduced to zero and cancelled; and

(d)	the Borrower shall repay that Lender’s participation in the Loans and the Commercial Lenders’ Guarantee on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.3	Cancellation of a Charter Contract

(a)	Upon a cancellation, termination or otherwise expiration of any of the Charter Contracts (except for West Ariel) the Commercial Facility Loan Commitment shall be reduced and the ECA Lender Loans prepaid on the date falling 180 days after such cancellation by an amount of USD 200,000,000 if such cancellation of the Charter Contract occurs prior to the 2nd anniversary of the date of this Agreement and by an amount of USD 150,000,000 thereafter, unless a new external charter contract, acceptable to the Required Lenders, has been entered into and documented to the Lenders prior to such date,

(b)	In addition to the reductions and prepayments in Clause 10.3(b) above, upon a cancellation by Elf Petroleum Nigeria Ltd. pursuant to Article 7.2.2. (d) of the Charter Contract related to “West Capella”, the Commercial Facility Loan Commitment shall be reduced and the ECA Lender Loans prepaid on the date the Borrower or any of its Affiliates receives a termination fee for such cancellation by an amount equal to the fee received, however, limited to maximum USD 100,000,000 if such cancellation of the Charter Contract occurs prior to the 2nd anniversary of the date of this Agreement and by an amount of maximum USD 50,000,000 thereafter.

10.4	Minimum Market Value

Upon a non-compliance of Clause 26.1 (Minimum Market Value), the Commercial Facility Loan Commitment shall be reduced and the ECA Lender Loans prepaid on the date falling 60 days after such breach by an amount equal to the amount which is required for the Borrower to become compliant with Clause 26.1 (Minimum Market Value) again.

10.5	Change of control

If

(a)	The Borrower ceases to own (directly) 100% of the interest (vote and capital) of Seadrill Member;

(b)	Prior to the IPO: the Borrower ceases to own (directly or indirectly) at least 100% of the interest (vote and capital) of Seadrill Partners;

36 (123)

(c)	Seadrill Member (as defined in Clause 1.1 (Definitions)) ceases to be the Seadrill Member (as defined in the Operating Agreement).

(d)	Post the IPO: the Borrower ceases to own (directly or indirectly) at least 51% of the interest of Seadrill Partners (votes and capital subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Operating Agreement);

(e)	Prior to the IPO: the Borrower ceases to own (directly or indirectly) 100% of the interest (votes and capital) of OPCO;

(f)	Post the IPO: the Borrower ceases to own (directly or indirectly) (disregarding any indirect ownership through Seadrill Partners) at least 51% of the interest (votes and capital) of OPCO;

(g)	Seadrill Partners ceases to control OPCO by owning (directly or indirectly) less than 100% of Seadrill Operating GP (which shall be the general partner of OPCO) (vote and capital);

(h)	OPCO ceases to own 51% (directly) of the interest (votes and capital) of Seadrill Deepwater;

(i)	Post the IPO: The Borrower ceases to own:

(i)	49% (directly) of the interest (vote and capital) of Seadrill Deepwater; or

(ii)	following a sale of shares in Seadrill Deepwater from the Borrower to Seadrill Mobile Units (subject to the prior written consent of the Lenders), 39% (directly);

(j)	following a sale of shares in Seadrill Deepwater from the Borrower to Seadrill Mobile Units (subject to the prior written consent of the Lenders): Seadrill Mobile Units ceases to own 10% (directly) of the interest (votes and capital) of Seadrill Deepwater and/or the Borrower ceases to own (indirectly through Seadrill UK Ltd.) 39% of Seadrill Mobile Units and/or OCPO Sub ceases to own 51% of Seadrill Mobile Units;

(k)	OPCO ceases to own (directly) 100% of the interest (votes and capital) in OPCO Sub;

(l)	OPCO Sub ceases to own 100% of the interest (votes and capital) in Seadrill China (directly) and Seadrill Canada (directly or indirectly);

(m)	Post the IPO: The Borrower ceases to own at least 51% (directly or indirectly) (disregarding any indirect ownership through Seadrill Partners) of the interest (votes and capital) of Seadrill China, and Seadrill Canada; and

(n)	Subject to Clause (j) above, any of the Obligors (except after the IPO: Seadrill China, Seadrill Canada, Seadrill Deepwater, OPCO and OPCO Sub) ceases to be 100% owned (votes and capital) Subsidiaries of the Borrower;

(o)	any person, other than Hemen Holding Limited (or a company controlled more than 50% by the John Fredriksen Family), or group of persons acting in concert, obtains more than 50% of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Borrower, unless the new controlling shareholder(s) is/are acceptable to the Lenders; or

37 (123)

(p)	Hemen Holding Limited (or a company controlled more than 50% by the John Fredriksen Family) ceases to own a minimum of 20% or more of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Borrower, unless a prior written consent from the Lenders has been given, the Total Commitment shall be automatically cancelled and all Loans and the Commercial Lenders’ Guarantee and other amounts outstanding under the Finance Documents shall be prepaid within 60 days thereafter.

For the purpose of this Clause 10.5 the following definition shall apply:

“John Fredriksen Family” shall mean John Fredriksen, his direct lineal descendants, the personal estate of any of the aforementioned persons and any trust created for the benefit of one or more of the aforementioned persons and their estates.

10.6	Terms and conditions for prepayments/reductions and cancellation

10.6.1	Application

All mandatory prepayments and/or reductions and/or cancellations (as the case may be) made under this Clause 10 will be applied as follows:

(a)	firstly, in or towards reducing each Commercial Lender’s Commercial Facility Loan Commitment by an amount equal to the proportion of the amount by which the Commercial Facility Loan Commitments are to be so reduced pursuant to this Clause on that date, which (prior to such reduction) the Commercial Lender’s Commitment bears to the Commercial Facility Loan Commitments on that date until the Commercial Facility Loan Commitments are reduced to USD 200,000,000;

(b)	secondly pro rata among prepayment of the ECA Lender Loans and reductions of the Commercial Facility Loan Commitments so that it shall reduce pro rata each future scheduled reduction of the Commercial Lender’s Commercial Facility Loan Commitment and the scheduled repayments of the ECA Lender Loans rateably.

Upon any such reduction the Agent shall, if applicable, replace Schedule 7 (Repayments and Reductions) with an amended and new reduction schedule reflecting the correct scheduled reductions to be made and provide a copy to the Borrower thereof.

10.6.2	Additional payments

Upon any reduction of the Commercial Facility Loan Commitments under this Clause 10, the Borrower shall repay the Commercial Facility Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the Commercial Facility Loans shall constitute no more than the amount of the Commercial Lenders’ Available Commitment following the relevant reduction, such repayment to be made no later than on the day that the relevant reduction becomes effective. Such prepayments of the Commercial Facility Loans shall be applied pro rata between the Commercial Lenders.

38 (123)

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and additional costs for the ECA Lender pursuant to Clause 13.3 (Break Costs) below, without premium or penalty.

10.6.3	No reinstatement

No amount of the Commercial Facility Loan Commitments cancelled under this Agreement may subsequently be reinstated. The Borrower may not utilise any part of the Commercial Facility which has been cancelled or any of the ECA Lender Facilities prepaid.

10.6.4	Forwarding of notice of prepayment and cancellation

If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to the Lenders and the Borrower (if applicable).

10.6.5	ECA Lender Commercial Facility Loan

The Commercial Lenders’ Guarantee will be cancelled, if the ECA Lender gives its written confirmation to the Commercial Lenders that the ECA Lender Commercial Facility Loan is prepaid in full.

11.	INTEREST

11.1	Calculation of interest

The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Applicable Margin;

(b)	LIBOR; and

(c)	Mandatory Costs (if any)

Effective interest pursuant to the Norwegian Financial Agreement Act 1999 has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.

11.2	Adjustment of Applicable Margin and/or terms for ECA Lender Loans

[Intentionally left blank]

11.3	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date (and if the Interest Period is longer than three (3) months, on the date falling at three (3) monthly intervals after the first day of the Interest Period).

11.4	Default interest

If an Obligor fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two per cent (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.4 shall be immediately payable by the Obligors on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

39 (123)

11.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in a Utilisation Request, however prior to the Syndication Date the Borrower may only select unlimited numbers of Interest Periods of one (1) month.

(b)	Each Utilisation Request is irrevocable and must be received by the Agent not later than 10:00 hours (London time) three (3) Business Days before the commencement of that Interest Period.

(c)	If the Borrower fails to deliver a Utilisation Request to the Agent in accordance with litra b) above, the relevant Interest Period will be three (3) months.

(d)	For the Commercial Facility Loans the Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of the Lenders), provided that a selection of a one (1) month Interest Period is limited to three (3) times per calendar year.

(e)	For the ECA Lender Loans the Borrower may select an Interest Period of three (3) or six (6) months or any such other period agreed between the Borrower and the Agent (on behalf of the ECA Lender).

(f)	An Interest Period for the Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.

(g)	An Interest Period for the maturing part of a Loan shall not extend beyond the first subsequent scheduled repayment date after the Utilisation Date of such Loan, but shall be shortened so that it ends on such scheduled repayment date.

(h)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.

12.2	Non-Business Day

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.3	Notification of Interest Periods

The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 12.

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13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement, “Market Disruption Event” means:

(i)	at or about 11:00 hours (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent (50.00%) of the Loans) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

13.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this Clause 13.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

13.3	Break Costs

The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Cost attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

If any of the ECA Lender Loans is prepaid pursuant to the terms of this Agreement unless (x) due to illegality on behalf of the ECA Lender or (y) due to rating related prepayments claimed by the ECA Lender, the Borrower shall in addition to the Break Costs pay (if relevant) any loss related to the re-deployment of the funds prepaid. For the ECA Lender the Break Cost shall also include the Applicable Margin, but shall be limited to 1.00% per annum to be calculated on the prepaid amount from the date of such prepayment and to the expiry of the agreed fixed margin period.

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.

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14.	FEES

14.1	Commitment fee on the Commercial Facility

The Borrower shall pay to the Agent (for distribution among the Commercial Lenders) a commitment fee of 40% of the Applicable Margin on the Commercial Lenders’ Available Commitment accruing from the date of this Agreement and up until the Final Maturity Date, payable quarterly in arrears on each Quarter Date and on the Final Maturity Date or such other date upon which the Facility is terminated and/or cancelled in whole.

14.2	Other fees

The Borrower shall pay such other fees as set out in the Fee Letters.

14.3	Fees payable in respect of the ECA Lender Guarantees

(a)	The Borrower shall pay to the Agent (for the account of each of the ECA Lender Guarantors) a Guarantee fee at the rate of 1.90 per cent per annum on the outstanding amount of each ECA Lender Guarantee for the period from the issue of that Guarantee until its Expiry Date. This fee shall be distributed according to each ECA Lender Guarantor’s proportion of that ECA Lender Guarantee.

(b)	The Guarantee fee on an ECA Lender Guarantee shall be payable quarterly in arrears on each Quarter Date (or such shorter period as shall end on the Expiry Date for that Guarantee) starting on the date of issue of that Guarantee. The accrued Guarantee fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Guarantee is prepaid or repaid in full.

15.	TAX GROSS-UP AND INDEMNITIES

15.1	Taxes

15.1.1	No withholding

All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax deduction or withholding is required by law.

15.1.2	Tax gross-up

(a)	The relevant Obligor shall promptly upon becoming aware that it must make a Tax deduction or withholding (or that there is any change in the rate or the basis of a Tax deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.

(b)	If a Tax deduction or withholding is required by law to be made by an Obligor:

(i)	the amount of the payment due from the Obligor shall be increased to an amount which (after making any Tax deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax deduction or withholding had been required; and

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(ii)	the Obligor shall make that Tax deduction or withholding within the time allowed and in the minimum amount required by law.

(c)	Within thirty (30) days of making either a Tax deduction or withholding or any payment required in connection with that Tax deduction or withholding, the Obligor shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.2	Tax indemnity

The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 15.1.2 (Tax gross-up).

15.3	VAT

All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

16.	INCREASED COSTS

16.1	Increased Costs

(a)	The Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or treaty or any directive of any monetary authority (whether or not having the force of law) (including, but not limited to any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement, the term “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or Guarantee Commitments or funding or performing its obligations under any Finance Document.

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(c)	A Finance Party intending to make a claim pursuant to this Clause 16.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.

16.2	Exceptions

Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax deduction or withholding required by law to be made by the Borrower;

(b)	compensated for by Clause 15.1.2 (Tax gross-up) or Clause 15.2 (Tax Indemnity); or

(c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

17.	OTHER INDEMNITIES

17.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

17.2	Other indemnities

The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any costs, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

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(c)	the funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

17.3	Indemnity to the Agent and Mandated Lead Arrangers

The Borrower shall promptly indemnify the Agent and Mandated Lead Arrangers against any cost, loss or liability incurred by the Agent or Mandated Lead Arrangers (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a possible Event of Default; or

(b)	acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation

Without in any way limiting the obligations of the Borrower hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:

(a)	Clause 10.2 (Illegality and Commercial Lender’s financial requirements);

(b)	Clause 15 (Tax gross-up and indemnities); and

(c)	Clause 16 (Increased Costs),

including (but not limited to) transferring its rights and obligations under the Finance Documents to another affiliate.

A Finance Party is not obliged to take any steps under this Clause 18.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.2	Replacement of a Lender

The Borrower shall have the right, in the absence of a Default or Event of Default, to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in

(a)	Clause 15 (Tax gross-up and indemnities); and

(b)	Clause 16 (Increased Costs).

18.3	Indemnity

The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation) and 18.2 (Replacement of a Lender).

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19.	COSTS AND EXPENSES

19.1	Transaction expenses

The Borrower shall promptly on demand pay to the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment and enforcement costs, etc

The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:

(a)	the granting of any release, waiver or consent under the Finance Documents;

(b)	any amendment or variation of any of the Finance Documents; and

(c)	the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity

Each Guarantor hereby irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party, as and for its own debt and not merely as surety, the due and punctual observance and performance by the Borrower of all of the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand by the Agent pay that amount as if it were the principal obligor; and

(c)	undertakes to indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by such Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2	Continuing guarantee

The obligations of each Guarantor hereunder (the “Guarantee Obligations”) are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

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20.3	Maximum liability

20.3.1	Generally

The liability of each Guarantor hereunder shall be limited to USD 1,875,000,000 (sums owed under the Finance Documents), plus interest and costs.

20.3.2	Maximum liability of Seadrill Deepwater, Seadrill China, Seadrill Canada, OPCO and OPCO Sub

Notwithstanding Clause 20.3.1 above, the liability of each of Seadrill Canada, Seadrill China, Seadrill Deepwater, OPCO and OPCO Sub hereunder shall be limited in accordance with Clause 21.2 (Limitation of liability).

20.4	Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.

20.5	Survival of Guarantor’s liability

A Guarantor’s liability to the Finance Parties under this Clause 20 shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):

(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with the Borrower in respect of any of the Borrower’s obligations under the Finance Documents; or

(b)	any legal limitation, disability or incapacity of the Borrower related to the Finance Documents; or

(c)	any amendments to or variations of the Finance Documents agreed by the Finance Parties with the Borrower; or

(d)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of the Borrower; or

(e)	any other circumstance which might otherwise constitute a defence available to, or discharge of, a Guarantor.

20.6	Waiver of rights

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 63 (1) - (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

(b)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

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(c)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(d)	§ 65 (3) (that the consent of a Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(e)	§ 67 (2) (about reduction of a Guarantor’s liabilities hereunder since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(f)	§ 67 (4) (that a Guarantor’s liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(g)	§ 70 (as no Guarantor shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(h)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations of a Guarantor hereunder);

(i)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of a Guarantor hereunder);

(j)	§ 73 (1) - (2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee Obligations of a Guarantor hereunder); and

(k)	§ 74 (1) - (2) (as a Guarantor shall not make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

20.7	Deferral of Guarantor’s rights

Each of the Guarantors undertakes to the Finance Parties that for as long as any of the Finance Documents is effective:

(a)	following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is unremedied, none of the Guarantors will make demand for or claim payment of any moneys due to the Guarantors from the Borrower, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by the Borrower to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(b)

if the Borrower shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent)

48 (123)

make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the Borrower to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(c)	if a Guarantor, in breach of paragraphs a) and/or b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and

(d)	the Guarantors have not taken nor will they take from the Borrower any Security Interest whatsoever for the moneys hereby guaranteed.

20.8	Enforcement

No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:

(a)	to obtain judgement against the Borrower or any third party in any court or other tribunal;

(b)	to make or file any claim in a bankruptcy or liquidation of the Borrower or any third party; or

(c)	to take any action whatsoever against the Borrower or any third party under the Finance Documents, except the giving notice of any payment due hereunder,

and each of the Guarantors hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.

Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by the Borrower to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations of a Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

20.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	Guarantee and indemnity of the Borrower

The Borrower, as indemnifying guarantor for the guarantees, hereby guarantees on the same terms, limitations and conditions as the Guarantors under this Clause 20.

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20.11	Norwegian limitations

Notwithstanding anything to the contrary contained in this Agreement or any of the Finance Documents, none of the obligations and liabilities of Seadrill Offshore AS assumed or to be assumed, performed or to be performed by it under this Agreement does apply to any indebtedness, obligation or liability which, if they did so extend, would constitute or cause an infringement of Sections 8-10 and 8-7, cf. sections 1-3 and 1-4, or any of the other provisions in Chapter 8 III of the Norwegian Limited Companies Act regarding a Norwegian limited liability company’s ability to grant guarantees, loans or securities in favour of or on behalf of shareholders, other group companies etc. The obligations of Seadrill Offshore AS shall however be interpreted so as to include as much as possible without contravening the limitations of the Norwegian Limited Companies Act.

20.12	Luxembourg limitations

Notwithstanding anything to the contrary in this Agreement or any of the Finance Documents, the aggregate obligations and liabilities of an Obligor incorporated under the laws of Luxembourg (a “Luxembourg Obligor”) under this Agreement, in particular under this Clause 20, shall be limited to the aggregate of ninety-five per cent (95%) of the net assets of the Luxembourg Obligor, where the net assets means the shareholders’ equity (capitaux propres, as referred to in Article 34 of the Luxembourg law of 19 December 2002 on the commercial register and annual accounts, as amended) of the Luxembourg Obligor as shown in (i) the latest interim financial statements available, as approved by the shareholders of the Luxembourg Obligor and existing at the date of the relevant payment under this Clause 20, or, if not available, (ii) the latest annual financial statements (comptes annuels) available at the date of the relevant payment under this Clause 20, as approved by the shareholders of the Luxembourg Obligor as audited by its statutory auditor or its external auditor (réviseur d’entreprises), if required by law. None of the above restrictions shall apply to the extent that the guarantee under this Clause 20 secures the own obligations of the Luxembourg Obligor or the obligations of any direct or indirect subsidiary of the Luxembourg Obligor.

20.13	Limitation of Guarantee Obligations

(a)	Notwithstanding any other provision of this Clause 20 (Guarantee and Indemnity), but subject to Clause 21.2 (Limitation of liability) below, and without limiting the generality of the foregoing, the guarantee, indemnity and other obligations of each Obligor hereunder shall extend to all amounts that constitute part of the Guarantee Obligations and would be owed by any other Obligor to any Finance Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Obligor.

(b)	Each Obligor, and by its acceptance of this Agreement, each Finance Party, hereby confirms that it is the intention of all parties that this Agreement and the obligations of each Obligor hereunder do not constitute a fraudulent transfer or conveyance for purpose of Insolvency Law (as hereinafter defined), any fraudulent conveyance act, fraudulent transfer act or any similar foreign law to the extent applicable to this Agreement and the obligations of the Obligors hereunder. To effectuate the foregoing intention, the Finance Parties and each Guarantor hereby irrevocably agree that the obligations of each Obligor under this Agreement and the other Finance Documents to which it is a party at any time shall be limited to the maximum amount as will result in the obligations of such Obligor hereunder and thereunder not constituting a fraudulent transfer or conveyance. For the purpose hereof, “Insolvency Law” means the law described in this paragraph or any law relating to any proceeding of the type referred to in Clause 27.6 (Insolvency) and Clause 27.7 (Insolvency proceeding) of this Agreement or any similar foreign law for the relief of debtors applicable to such Obligor.

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20.14	Contribution Agreement

Each Obligor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Finance Party under this Agreement, any other Finance Document or any other guarantee, such Obligors will contribute, to the maximum extent permitted by law, such amounts to each other Obligor and each other guarantor so as to maximize the aggregate amount paid to the Finance Parties under or in respect of the Finance Documents.

21.	SECURITY

21.1	Security

(a)	The Secured Obligations shall at any and all times until all amounts due to the Finance Parties hereunder have been paid and/or repaid in full, be secured by the guarantee and indemnity granted by the Guarantors pursuant to Clause 20 and:

(i)	the Mortgages (including any deeds of covenants);

(ii)	the Assignment of Earnings;

(iii)	the Assignment of Earnings Accounts;

(iv)	the Assignment of Insurances;

(v)	the Assignment of Intra-Group Loans; and

(vi)	the Share Pledges.

(b)	In addition the ECA Lender Facilities are secured by the ECA Lender Guarantees. The Security Documents will be delivered pursuant to Clause 4, Part I of Schedule 3 (Conditions Precedent) or such other time as agreed.

(c)	In addition, after Seadrill Mobile Units (Nigeria) Ltd. has obtained 10% of the shares in Seadrill Deepwater Drillship Ltd. (on such terms as described in a certain second amendment and restatement agreement), the Secured Obligations shall be secured by the Seadrill Mobile Units (Nigeria) Ltd. Guarantee.

(d)	Each of the Obligors undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) on or about the date of this Agreement, legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

21.2	Limitation of liability

(a)	The maximum aggregate amounts recoverable by the Finance Parties under the West Capella Security shall be limited to the West Capella Liability Amount.

(b)	The maximum aggregate amounts recoverable by the Finance Parties under the West Aquarius Security shall be limited to the West Aquarius Liability Amount.

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(c)	The maximum aggregate amounts recoverable by the Finance Parties under the OPCO Security, when aggregated with any amounts received from OPCO by any Finance Party pursuant to Clause 20 (Guarantee and Indemnity) shall be limited to the West Capella Liability Amount (less any amount recovered under the West Capella Security) plus the West Aquarius Liability Amount (less any amount recovered under the West Aquarius Security).

21.3	Agent as holder of Security Interest under Hungarian law

(a)	In this Clause:

“Finance Party Claim” means any amount which an Obligor owes to a Finance Party under or in connection with the Finance Documents; and

“Agent Claim” has the meaning given to it in paragraph (b) below.

(b)	Each Obligor must pay the Agent, as an independent and separate creditor, an amount equal to each Finance Party Claim on its due date (the “Agent Claim”).

(c)	Each Agent Claim is created on the understanding that the Agent must:

(i)	share the proceeds of each Agent Claim with the other Finance Parties; and

(ii)	pay those proceeds to the Finance Parties, in accordance with their respective interests in the amounts outstanding under the Finance Documents.

(d)	The Agent may enforce performance of any Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(e)	Each Finance Party must, at the request of the Agent, perform any act required in connection with the enforcement of any Agent Claim. This includes joining in any proceedings as co-claimant with the Agent.

(f)	Unless the Agent fails to enforce an Agent Claim within a reasonable time after its due date, a Finance Party may not take any action to enforce the corresponding Finance Party Claim unless it is requested to do so by the Agent.

(g)	Each Obligor irrevocably and unconditionally waives any right it may have to require a Finance Party to join in any proceedings as co-claimant with the Agent in respect of any Agent Claim.

(h)	Discharge by an Obligor of a Finance Party Claim will discharge the corresponding Agent Claim in the same amount, and discharge by an Obligor of an Agent Claim will discharge the corresponding Finance Party Claim in the same amount.

(i)	The aggregate amount of the Agent Claims will never exceed the aggregate amount of Finance Party Claims.

52 (123)

(j)	A defect affecting an Agent Claim against an Obligor will not affect any Finance Party Claim. A defect affecting a Finance Party Claim against an Obligor will not affect any Agent Claim.

(k)	If the Agent returns to any Obligor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Finance Party, that Finance Party must repay an amount equal to that recovery to the Agent.

(l)	This Clause 21.3 (Agent as holder of Security Interest under Hungarian law) applies for the purpose of determining the secured liabilities in the Security Documents governed by Hungarian law.

22.	REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to each Finance Party as follows:

22.1	Status

The Obligors are limited liability companies (except (i) Seadrill Americas Inc, which is a company with liability limited by shares and (ii) OPCO, which is a limited partnership), duly incorporated, organised and validly existing under the laws of their incorporation and registration and have the power to own their assets and carry on their business as they are currently being conducted.

22.2	Binding obligations

The Finance Documents to which the Obligors are a party constitute legal, valid, binding and enforceable obligations, and each Security Document creates the security interests which that Security Document purports to create and those security interests are legal, valid, binding and enforceable first priority securities and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable in accordance with their terms against the Obligors, save for the registration of the Mortgages with the relevant Ship Registry which shall be completed prior to the first Utilisation Date of the Facility (and the registration of the relevant Security Documents (if any) with the relevant company register of the Obligors which shall be completed within the applicable time limit in each relevant jurisdiction).

22.3	No conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation or any order or decree of any judicial or official agency or court;

(b)	any constitutional documents of such Obligor; or

(c)	the Charter Contracts or any agreement or document to which it is a party or by which it is bound.

22.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary actions to authorise its entry into and delivery of, performance, validity and enforceability of the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

53 (123)

22.5	Authorisations and consents

All authorisations, approvals, consents and other matters, official or otherwise, required (i) in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby and (ii) for it to carry on its business as currently being conducted have been obtained or effected and are in full force and effect.

22.6	Taxes

It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies, save as disclosed to the Lenders pursuant to Clause 25.4 (Taxation). It is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.

22.7	No Default

No Event of Default, Default or any prepayment event pursuant to Clause 10 (Mandatory, Reduction, Prepayment and Cancellation) is existing or might reasonably be expected to result from the making of the Utilisation or the entry into and performance of or any transaction contemplated by any of the Finance Documents. No other event or circumstance is outstanding which (in the reasonable opinion of the Agent or the Required Lenders) constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute a default under any Charter Contracts, other agreement or instrument which is binding on it or any of its Subsidiaries (if any) or to which its (or any of its Subsidiaries’ (if any)) assets are subject and which has or might have a Material Adverse Effect.

22.8	No misleading information

Any factual information, documents, exhibits or reports relating to the Obligors and their respective Subsidiaries and which have been furnished to the Finance Parties by or on behalf of the Obligors are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect or no omission to disclose any off-balance sheet liabilities or other information, documents or agreements which if disclosed could reasonably be expected to affect the decision of a Finance Party to enter into a Finance Document.

22.9	Original Financial Statements

(a)	Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 23 (Information Undertakings), save as disclosed to Exchange, fairly and accurately represent the assets, liabilities and the financial condition of the Obligors and their respective Subsidiaries and have been prepared in accordance with Accounting Principles consistently applied.

54 (123)

(b)	No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 23 (Information Undertakings), none of the Obligors or any of its Subsidiaries had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements, the most recent delivered financial information or in the notes thereto (save as disclosed to the Exchange).

(c)	No material change. Since the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 23 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of any Obligor or its Subsidiaries which might have a Material Adverse Effect.

22.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.

22.11	No proceedings pending or threatened

No litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings (private or public) of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or are pending or (to the best of its knowledge and belief) have been threatened against it.

22.12	No existing Security Interest

Save as described in Clause 21 (Security), no Security Interest exists over all or any of the present or future revenues or assets of such Obligor relating to assets being the subject of the Security Documents and all of the Obligors’ rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

22.13	No immunity

The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

22.14	No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

55 (123)

22.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach(in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

22.16	Environmental laws

(a)	Each member of the Group is in compliance with Clause 25.3 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which (in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or is pending (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, which (in the opinion of the Agent or the Required Lenders) have or are reasonably likely to have a Material Adverse Effect.

22.17	Ownership

(a)	Prior to the IPO: The Borrower owns (directly or indirectly) 100% of all the shares and the ownership interests in each of the Guarantors, Seadrill Partners and Seadrill Member as described in Schedule 8 (Corporate Structure) hereto, except for Seadrill Deepwater, in which the Borrower owns at least 99%.

(b)	Post the IPO: The Borrower owns (directly or indirectly) 100% of all the shares and ownership interests in each of the Guarantors (except for Seadrill China, Seadrill Canada, Seadrill Deepwater, OPCO and OPCO Sub in which the Borrower owns (directly or indirectly) at least 51% (disregarding indirect ownership though Seadrill Partners) of all the shares and ownership interests), at least 51% of all the shares and ownership interest in Seadrill Partners and at least 100% of all the shares and ownership interests in Seadrill Member.

(c)	Post the IPO: The Borrower owns (directly or indirectly, disregarding indirect ownership though Seadrill Partners):

(i)	at least 49%; and

(ii)	following a sale of shares in Seadrill Deepwater from the Borrower to Seadrill Mobile Units (subject to the prior written consent of the Lenders), 39%,

of all the shares and ownership interests in Seadrill Deepwater.

56 (123)

(d)	Following a sale of shares in Seadrill Deepwater from the Borrower to Seadrill Mobile Units (subject to the prior written consent of the Lenders): Seadrill Mobile Units own 10% (directly) of the interest (votes and capital) of Seadrill Deepwater and the Borrower owns 39% (indirectly through Seadrill UK Ltd.) of Seadrill Mobile Units and OCPO Sub owns 51% of Seadrill Mobile Units.

22.18	The Rigs

Each of the Rigs are:

(a)	in the absolute ownership of the relevant Rig Owner described in Schedule 2 (Guarantors and Collateral Rigs) hereto free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the respective Rig Owner will be the sole, legal and beneficial owner of such Rig;

(b)	registered in the name of the relevant Rig Owner as described in Schedule 2 (Guarantors and Collateral Rigs) with a Ship Registry;

(c)	operationally seaworthy in every way and fit for service; and

(d)	classed with a classification society acceptable to the Required Lenders, free of all overdue requirements and recommendations.

22.19	No money laundering

It is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) including, but not limited to Directive 2005/60 amending Council Directive 91/308).

22.20	Corrupt practices

It (and (i) Seadrill Mobile Units (Nigeria) Ltd., (ii) the shareholders of Seadrill Mobile Units (Nigeria) Ltd. which are related to the Borrower and (iii) to the best of its knowledge and belief, the shareholders of Seadrill Mobile Units (Nigeria) Ltd. which are unrelated to the Borrower) has observed, and to the best of its knowledge and belief, parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery and corrupt practices.

22.21	GIEK Conditions

It is not in breach of the GIEK Conditions pursuant to which the GIEK Guarantee was or will be issued.

22.22	Solvency

(a)	Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents.

(b)	Each Obligor is, and immediately upon giving effect to the transactions contemplated by the Finance Documents will be, Solvent.

57 (123)

22.23	Repetition

The representations and warranties set out in this Clause 22 are deemed to be made by each of the Obligors on the date of this Agreement and shall be deemed to be repeated:

(a)	on the date of a Utilisation Request;

(b)	on each Utilisation Date;

(c)	on the first day of each Interest Period; and

(d)	in each Compliance Certificate forwarded to the Agent pursuant to Clause 23.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

23.	INFORMATION UNDERTAKINGS

The Borrower gives the undertakings set out in this Clause 23 to each Finance Party and such undertakings shall remain in force throughout the Security Period;

23.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all of the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Obligors’ financial year respectively;

(i)	the Borrower’s audited consolidated financial statements;

(ii)	each of Seadrill Offshore AS audited unconsolidated accounts; and

(iii)	each of the remaining Guarantors’ unaudited unconsolidated accounts for that financial year;

(b)	as soon as the same become available, but in any event within sixty (60) days after each relevant Quarter Date, the Borrower’s consolidated unaudited financial statements for that financial quarter; and

(c)	as soon as the same become available, but in any event no later than 60 days after 30 June and 31 December each calendar year copies of the Group’s Cash Flow Projections for the following four (4) calendar years after such dates.

23.2	Compliance Certificate

The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 23.1 (Financial statements), a Compliance Certificate signed by an authorised officer of the Borrower setting out (in reasonable detail) inter alia computations as to compliance with Clause 24 (Financial Covenants) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Borrower’s compliance with Clause 24 (Financial Covenants), Clause 26.1 (Minimum Market Value) and Clause 26.3 (Insurance) together with confirmation that the Rigs are employed on the contracts described in Schedule 2 (Guarantors and Collateral Rigs) hereto.

58 (123)

23.3	Requirements as to financial statements

The Borrower shall procure that each set of financial statements delivered pursuant to Clause 23.1 (Financial statements) consist of balance sheets, profit and loss statements and cash flow analysis and is prepared using Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for each of the Obligors, as the case may be, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Accounting Principles, the accounting practices or reference periods and its Auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

23.4	Information - miscellaneous

The Borrower shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by each of the Obligors to its shareholders, or to or from its creditors generally at the same time as they are dispatched, as any Finance Party (through the Agent) may reasonably request;

(b)	immediately upon becoming aware of them; breaches of contracts, the details of any litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which are current, threatened, alleged or pending against any of the Obligors and which (in the opinion of the Agent or the Required Lenders) might, if adversely determined, be reasonably expected to have a Material Adverse Effect;

(c)	immediately such further information regarding the business, properties, assets and operations (financial or otherwise) of the Obligors and its Subsidiaries as any Finance Party (through the Agent) may reasonably request; and

(d)	such updates of forecasts as the Agent may reasonably request.

23.5	Notification of default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

59 (123)

23.6	Notification of Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any material Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors or any of the Rigs; and

(b)	of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any of the Obligors, or any of the Rigs.

23.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

24.	FINANCIAL COVENANTS

The financial covenants in this Clause 24 are granted in favour of each Finance Party by the Borrower and such financial covenants shall remain in force throughout the Security Period.

60 (123)

24.1	Minimum Liquidity

The Borrower will procure that the Minimum Liquidity of the Borrower will not fall below USD 75,000,000.

24.2	Leverage Ratio

The Borrower will procure that throughout the term of this Agreement the Leverage Ratio of the Group:

(a)	will not exceed 5.5 : 1 for the period from the date of this Agreement until 30 June, 2009;

(b)	will not exceed 5.0 : 1 for the period from 1 July, 2009 to 30 September, 2009; and

(c)	will not exceed 4.5 : 1 for the period from 1 October, 2009 and thereafter.

24.3	Interest Cover Ratio

The Borrower will procure that the Group’s Interest Cover Ratio for the period of this Agreement shall be:

(a)	minimum 2.0 : 1 for the period from (and including) the date of this Agreement to 30 June, 2009; and

(b)	minimum 2.5 : 1 for the period from (and including) 1 July, 2009 and thereafter.

24.4	Current Ratio

The Borrower will procure that the Group’s Current Ratio is minimum 1:1 for the period of this Agreement.

24.5	Equity Ratio

The Borrower will procure that the Group’s Equity Ratio shall not be less than 30 per cent for the period of this Agreement.

24.6	Financial testing

The financial covenants set out in this Clause 24 shall be calculated in accordance with Accounting Principles and tested by reference to the latest financial statements (whether audited or unaudited) and each Compliance Certificate, and presented to the Agent in form and substance satisfactory.

25.	GENERAL UNDERTAKINGS

Each Obligor gives the undertakings set out in this Clause 25 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

25.1	Authorisations etc.

Each of the Obligors shall promptly:

(a)	obtain, comply and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent (if so requested) of,

61 (123)

any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

25.2	Compliance with laws

Each of the Obligors shall comply in all respects with all laws and regulations and constitutional documents to which it and the Rigs may be subject, where failure to do so, in the opinion of the Agent or the Required Lenders, has or is reasonably likely to have a Material Adverse Effect.

25.3	Environmental compliance

Each Obligor shall (and shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so, (in the opinion of the Agent or the Required Lenders) has or is reasonably likely to have a Material Adverse Effect.

25.4	Taxation

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 23.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not (in the opinion of the Agent or the Required Lenders) have or is not reasonably likely to have a Material Adverse Effect.

(b)	None of the Obligors may and, to the extent (in the opinion of the Agent or the Required Lenders) it has or reasonably could expect to have a Material Adverse Effect, no other member of the Group may change its residence for Tax purposes.

25.5	Pari passu ranking

Each of the Obligors shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

62 (123)

25.6	Title

Each Rig Owner will hold full legal title to and own the entire beneficial interest in the Rigs, the Insurances and their Earnings, free of any Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 25.7 (Negative pledge).

25.7	Negative pledge

None of the Obligors shall create or permit to subsist any Security Interest, except for Permitted Encumbrances and the Security Interest under the Security Documents, over any of the assets secured by the Security Documents nor upon any of the Rig Owners present or future undertakings, property, assets, rights or revenues (not secured by the Security Documents) except of the cash collateral deposit provided under the CIRR Facility.

25.8	Change of business and constitutional documents

(a)	Except with the prior written consent of the Required Lenders, the Obligors will not, and shall procure that no other member of the Group will, cease to carry on or make any change in all or any part of its business and activities as presently conducted, or carry on any other business, except for similar related business, or change the place of its jurisdiction or its organisation as presently conducted.

(b)	The Borrower shall procure that none of the material terms, in the opinion of the Agent or the Required Lenders, of the Operating Agreement are amended, terminated, or waived without the prior written consent of the Agent (on behalf of the Required Lenders). Amendments solely related to the issuance of additional Membership Interests (as defined in the Operating Agreement), provided that the Seadrill Member’s (as defined in the Operating Agreement) pre-emptive right applies to these Membership Interests, shall not be regarded as a material amendment.

(c)	The Borrower shall procure that Seadrill Member (as defined in Clause 1.1 (Definitions) shall continue to be the Seadrill Member (as defined in the Operating Agreement).

25.9	Finance Documents and Charter Contracts

The Obligors shall perform all of their obligations under the Finance Documents and the Charter Contracts at all times in the manner and upon the terms set out therein and procure that none of the material terms of the Charter Contracts are amended, terminated, or waived without the prior written consent of the Agent (on behalf of the Required Lenders).

25.10	Undertaking to procure subordination of additional debt

(a)	The Obligors undertake to procure (in terms acceptable to the Required Lenders) the subordination, in point of payment and priority, of any Financial Indebtedness, which is secured by such assets subject to the Security Documents, of any member of the Group created on or after the date hereof, to any debt created pursuant to this Agreement.

63 (123)

(b)	The Borrower shall procure that; (i) none of the material terms of the Intra-Group Loan Agreements are amended, terminated, or waived without the prior written consent of the Agent (on behalf of the Required Lenders), and (ii) the Intra-Group Loans are subordinated, in point of payment and priority, to any debt created or arising pursuant to this Agreement.

25.11	Mergers and demergers

Except with the prior written consent of the Required Lenders, the Obligors will not, and shall procure that no other member of the Group will (i) enter into any merger or consolidation with any other company unless with another Group member and each Obligor will survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Finance Documents or (ii) demerge itself into any two or more companies.

25.12	Financial year

Except with the prior written consent of the Required Lenders, the Obligors will not, and shall procure that no other member of the Group will, alter its financial year end.

25.13	Bank accounts

It shall pay and credit all its Earnings (excluding service income for manning, services and procurement etc. held with separate third party contractors for the purpose of optimising the fiscal structure of the drilling operations) to the Earnings Accounts and maintain all its Earnings Accounts with the Agent, unless otherwise agreed to by the Agent and subject to satisfactory security arrangements being entered into in favour of the Finance Parties.

25.14	Dividends Borrower

(a)	The Borrower may

(i)	pay dividends (or make any other distributions to its shareholders),

(ii)	buy-back its own common stock and/or

(iii)	make new material investments in any company, shares, common stock or enter into any kind of new forward contracts (including total return swaps),

only to the extent

(iv)	no Default is continuing or would result from the proposed transaction, and

(v)	after giving effect to such transaction, the Borrower and its Subsidiaries are in compliance with the Financial Covenants set out in Clause 24 (Financial Covenants) of this Agreement.

(b)

The Borrower shall demonstrate, by presenting to the Agent (on behalf of the Finance Parties) a written forecast, attached to the first Compliance Certificate (first to be supplied pursuant to Clause 23.2 (Compliance Certificate) after the date of the transaction mentioned in (a) above), that it at any time, for a period until both of the rigs West Orion and West Gemini have actually been delivered to the Borrower or any of its Subsidiaries, however no less than minimum 12 months from the date of the transaction mentioned in (a) above, has, in addition to the Minimum

64 (123)

Liquidity (USD 75,000,000) pursuant to Clause 24.1 (Minimum Liquidity) of this Agreement, a cash buffer (free and available cash and cash equivalents, including undrawn committed and available credit lines), immediately after giving effect to such transaction or payment, of no less than USD 150,000,000 until both of the rigs West Orion and West Gemini have actually been delivered to the Borrower or any of its Subsidiaries and USD 75,000,000 thereafter.

(c)	The forecast in (b) above shall include, but not be limited to, all committed or planned payments in relation to capital expenditures and scheduled repayment of debt (assuming no refinancing of maturing debt unless a signed commitment letter has been entered into on a fully underwritten basis of committed financing by one or more financial institutions) and otherwise be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

(d)	To the extent the Borrower has issued preference capital, any mandatory yield (interest) payments on such preference capital shall not be treated as dividend (or other distribution to its shareholders) for the purpose of this Clause 25.14.

25.15	Restrictions on indebtedness

(a)	None of the Rig Owners shall incur, create or permit to subsist any Financial Indebtedness other than as incurred under the Finance Documents.

(b)	The restrictions in paragraph (a) above do not apply to;

(i)	Hedging Agreement. Indebtedness incurred under any Hedging Agreement entered into in the ordinary course of business and which are not of a speculative nature;

(ii)	Outstanding indebtedness. Financial Indebtedness which is outstanding at the date of this Agreement and which has been disclosed to and accepted by the Required Lenders in writing prior to such date;

(iii)	Intercompany loans. Loans and advances made to the Rig Owners by members of the Group on the conditions that the Loans are subordinated and unsecured in form and substance satisfactory to the Agent; or

(iv)	Indebtedness. The CIRR Facility; or

(v)	Required Lenders. Financial Indebtedness consented to by the Required Lenders.

(c)	None of the Internal Charterers shall incur, create or permit to subsist any Financial Indebtedness to any of the Rig Owners other than as incurred under the Finance Documents unless such indebtedness are subordinated and unsecured in form and substance satisfactory to the Agent.

25.16	Restrictions on charter arrangements for the Rigs

Subject to Clause 10.3 (Cancellation of a Charter Contract), unless the Borrower can (in form and substance satisfactory to the Agent) document and evidence that a new charter arrangement has no negative effect on the Finance Parties securities positions as set out in Clause 21.1 (Security) and under the Finance Documents, the Obligors shall not enter into any other charter arrangements for the Rigs other than what follows from Schedule 2 (Guarantors and Collateral Rigs), except as consented to in writing by the Agent.

65 (123)

25.17	Transactions with Affiliates

Each Obligor shall (and shall procure that each Subsidiary will) procure that all transactions entered into with an Affiliate are made on market terms and otherwise on arm’s length terms.

25.18	Disposals

(a)	No members of the Group shall enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of any Rig or other asset being the subject of a Security Interest pursuant to the Security Documents or the whole or a substantial part of its other assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal

(i)	made on market value and arm’s length terms and in compliance with Clause 10 (Mandatory Reduction, Prepayment and Cancellation) of this Agreement; or

(ii)	consented to by the Required Lenders.

25.19	Financial Support

None of the Rig Owners shall provide, procure, create or permit to subsist any Financial Support (including contingent support) other than:

(a)	Financial Support incurred pursuant to the Finance Documents;

(b)	Existing Financial Support (other than such financial support that is being repaid and/or terminated pursuant to the refinancing of the Existing Facility) outstanding on the date of this Agreement which is disclosed to, and acceptable to, the Required Lenders in writing prior to such date; or

(c)	Financial Support consented to by the Required Lenders.

25.20	Centre of Main Interest

None of the Obligors will change its centre of main interest or establishment to another jurisdiction without obtaining the prior written consent from the Required Lenders.

25.21	Assignment of contracts

If an event which is or may become (with the passage of time or the giving of notice or both) an Event of Default has occurred and is continuing; upon the Agent’s request make its best endeavours to have assigned the rights and obligations under contracts pertaining to the Rigs (with members of the Group as well as ultimate charterers) or any of them to one or several parties nominated by the Agent.

25.22	Sale or Total Loss of a Rig

Ensure that a Rig is not sold in whole or in part without prior written notice to the Agent, and in the event of such sale or in the event of a Total Loss, make such prepayment as provided for in Clause 10.1 (Total Loss or sale) and comply with Clause 26.13 (Total Loss).

66 (123)

25.23	Investment Restrictions

(a)	Subject to Clause 25.14 (a) (ii) and (iii) (Dividends Borrower) and subject to (b) below, neither the Borrower nor its Subsidiaries shall make any investments and acquisitions unless

(i)	after giving effect to any such investment, the Borrower and its Subsidiaries are in pro forma compliance with the Financial Covenants set out in Clause 24 (Financial Covenants) of this Agreement; and

(ii)	no Default is continuing or would result from the proposed investment and acquisition.

(b)	None of the Rig Owners shall make any further investments or acquisitions, except for any capital expenditure or investments related to ordinary upgrade or maintenance work of the Rigs.

25.24	Corrupt practices

(a)	Each Obligor shall act (and shall ensure that (i) Seadrill Mobile Units (Nigeria) Ltd. (“SMU”), (ii) the shareholders of SMU which are related to the Borrower and (iii) to the extent the Obligors can instruct, the shareholders of SMU which are unrelated to the Borrower, will act) in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.

(b)	Each Obligor shall ensure that it and SMU provides the Agent, or any advisor or consultant appointed by the Agent (a “Consultant”), with any such documentation and information as the Agent or a Consultant may deem necessary or desirable in order to complete any anti-corruption compliance review of SMU and its shareholders. Each Obligor shall ensure that it, SMU and the shareholders of SMU allows the Agent or a Consultant access to any site where SMU or its shareholders operate or has any establishment, and otherwise allows the Agent or a Consultant access to any of SMU’s employees, shareholders, directors or consultants for the purpose of performing interviews or investigations in order to complete such anti-corruption compliance review.

(c)	The Borrower shall pay any costs associated with any work performed by a Consultant pursuant to (b) above, including any report that such Consultant may prepare for the Agent.

26.	RIG COVENANTS

The Obligors give the undertakings set out in this Clause 26 to each Finance Party and such undertakings shall remain in force throughout the Security Period;

26.1	Minimum Market Value

The Obligors will procure that the Market Value of all the Rigs:

(a)	is higher than 115% of the sum of the Loans outstanding and the Lenders’ Available Commitments from the signing of the Agreement and up until the 2nd anniversary thereof; and

(b)	thereafter is higher than 120% of the sum of the Loans outstanding and the Lenders’ Available Commitments.

For the purpose of this Clause 26.1, the Market Value allocated to each of the “West Capella” and the “West Aquarius”, respectively, shall always be the lower of (i) the Market Value as calculated in accordance with the definition of “Market Value” in Clause 1.1 (Definitions) and (ii) the “West Aquarius Liability Amount” and “the West Capella Liability Amount” respectively.

26.2	Market Valuation of the Rigs

The Borrower shall (at its own expense) (i) arrange for the Market Value of each of the Rigs to be determined and valued for the purpose of every Compliance Certificate to be delivered to the Agent pursuant to Clause 23.2 (Compliance Certificate) for the financial quarters ending 30 June and 31 December each year and (ii), if an Event of Default has occurred and is continuing, upon the Agent’s request, arrange for each of the Rigs to be valued.

67 (123)

26.3	Insurance

(a)	The Borrower shall maintain or ensure that each of the Rigs is insured against such risks, including the following risks, Hull and Machinery, Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar Rigs), Hull Interest and/or Freight Interest and War Risk (including terrorism and confiscation) insurances and loss of hire, in such amounts and currencies, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan of 1996, version 2007 (as amended from time to time)) and with such insurers and placed through insurance brokers as the Agent shall approve as appropriate for an internationally reputable major drilling contractor. The Borrower shall seek the approval of the Agent, on behalf of the Lenders, prior to placing any insurances through any captive vehicle, hereunder Seadrill Insurance Limited.

(b)	The insurance value of each of the Rigs shall at all times be at least equal to or higher than the Market Value of each of the Rigs. The aggregate insurance value of the Rigs, shall at all times be at least equal to the higher of the Market Values of the Rigs and one hundred and twenty per cent (120.00%) of the Total Commitments.

(c)	The value of the Hull and Machinery insurance shall cover at least eighty per cent (80.00%) of the Market Value of each of the Rigs and the aggregate insured values in the hull and machinery insurances of the Rigs, shall at all times be at least equal to the Total Commitments.

(d)	The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD 25,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties). The Borrower shall provide the Finance Parties with details of terms and conditions of the insurances and break down of insurers.

(e)	Not later than fourteen (14) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the insurers, confirming the Insurances referred to in litra a) have been renewed and taken out in respect of the Rigs with insurance values as required by litra b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.

(f)	The Agent may effect;

(i)	at the Lenders’ expense and for the exclusive benefit of the Lenders, mortgagees’ interest insurance on such terms as the Agent may approve; and

(ii)

at the Borrower’s expense and for the exclusive benefit of the Lenders, when any of the Rigs is or may be located in an Area (as defined herein), , insurance policies such as mortgagees’ additional perils and pollution insurance on such

68 (123)

terms as the Agent may approve. The Borrower will notify the Agent in writing prior to any Rig entering an Area (as defined herein). The term “Area” will mean the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Agent to the Borrower.

(g)	If any of the Insurances referred to in litra a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Rigs any premiums due in respect of other Rigs under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other Rigs under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Rigs if and when so requested by the Agent.

(h)	The Borrower shall procure that the Rigs always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(i)	The Borrower will not make any material change to the Insurances described under litra a) and b) above without the prior written consent of the Agent (on behalf of the Lenders).

(j)	Each of the Insurances shall be reviewed, at the cost of the Borrower, by the Lender’s insurance advisor on an annual basis on each date on which the Insurances are due for renewal if so required by the Agent.

26.4	Alteration to the Rigs

Ensure that:

(a)	no major structural alteration is to be made to a Rig without the prior written consent of the Lenders (such consent not to be unreasonably withheld), and then only if and to the extent such alternation is carried out in accordance with the terms of the contractual obligations pertaining to the said Rig existing at the date of this Agreement; and

(b)	no other major change is to be made to a Rig without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld), and then only if and to the extent such change is carried out in accordance with the terms of the contractual obligations pertaining to the said Rig existing at the date of this Agreement.

26.5	Conditions of the Rigs

Ensure that the Rigs are maintained and preserved in good working order and repair and operated in accordance with good internationally recognized standards, complying with the ISM Code and the ISPS Code (to the extent applicable in the discretion of the Agent) and all other marine safety and other regulations and requirements from time to time applicable to vessels registered in the relevant Ship Registry under the relevant flag and applicable to vessels trading in any jurisdiction in which the Rigs may operate from time to time.

69 (123)

26.6	Trading, Classification and repairs

The Obligors shall keep or shall procure that:

(a)	the Rigs are kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice;

(b)	that the Rigs maintain their class at the highest level with Det Norske Veritas, Lloyd’s Register, American Bureau of Shipping or another classification society approved by the Required Lenders, free of any overdue recommendations and qualifications;

(c)	they comply with the laws, regulations (statutory or otherwise), constitutional documents and international conventions applicable to the classification society, the Ship Registry, the Obligors (ownership, operation, management and business ) and to the Rigs in any jurisdiction to which any of the Rigs or the Obligors may operate from time to time;

(d)	none of the Rigs enter the territorial waters (12 mile limit) of the United States of America unless (i) it is an emergency situation, or (ii) upon obtaining the prior written consent of the Agent (on behalf of the Lenders) such consent not to be unreasonably withheld or delayed; and

(e)	they provide the Agent of evidence of such compliance upon request from the Agent.

26.7	Notification of certain events

The Borrower shall immediately notify the Agent of:

(a)	any accident to any of the Rigs involving repairs where the costs will or are likely to exceed USD 25,000,000 (or the equivalent amount in any other currency);

(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with as required or recommended by such insurer or classification society;

(c)	any exercise or purported exercise of any capture, seizure, arrest, confiscation, expropriation or lien on any of the assets secured by the Security Documents;

(d)	any occurrence as a result of which any of the Rigs has become or is, by the passing of time or otherwise, likely to become a Total Loss.

26.8	Operation of the Rigs

The Obligors shall comply, and procure that any charter and manager complies in all material respects with all Environmental Laws and all other laws or regulations relating to the Rigs, their ownership, operation and management or to the business of the Obligor and shall not employ any of the Rigs nor allow their employment:

(a)	in any manner contrary to law or regulation in any relevant jurisdiction; and

70 (123)

(b)	in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Rigs unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading rigs within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

26.9	ISM Code, ISPS Code etc.

Each of the Obligors shall comply and shall procure that a charter and/or manager comply with the ISM Code, ISPS Code, Marpol and any other international maritime safety regulation relevant to the operation and maintenance of the Rigs and provides copies of certificates evidencing such compliance to the Agent as soon as the same become available.

26.10	Inspections and class records

(a)	The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect each of the Rigs once a year for the account of the Borrower upon the Agent giving prior written notice.

(b)	The Obligors shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Rigs.

26.11	Surveys

The Borrower shall submit to or cause the Rigs to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Ship Registry of the Rigs and if consented to by the Agent pursuant to Clause 26.14 (Ship Registry, name and flag) such parallel Ship Registry of the Rig.

26.12	Arrest

The Obligors shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security Interests each Security Document creates or purports to create;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security Interests each Security Document creates or purports to create; and

(c)	all other outgoings whatsoever in respect of any of the Security Interests each Security Document creates or purports to create,

and forthwith upon receiving a notice of arrest of any of the Rigs, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

26.13	Total Loss

In the event that any of the Rigs shall suffer a Total Loss, the Obligors shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent, a

71 (123)

written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with Clause 10.1 (Total Loss or sale).

26.14	Ship Registry, name and flag

The Obligors shall:

(a)	procure that each of the Rigs are registered in the name of the respective Rig Owner as described in Schedule 2 (Guarantors and Collateral Rigs) hereto in the relevant Ship Registry; and

(b)	not, without the prior written consent of the Agent (on behalf of the Required Lenders), change Ship Registry, name or flag of any of the Rigs or parallel register a Rig in any Ship Registry without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).

26.15	Management

A company being a wholly owned Subsidiary of the Borrower (or, Seadrill Mobile Units in respect of “West Capella”) shall continue to perform management services in respect of the Rigs and neither a material change nor any other adverse change (having an adverse effect on the Finance Parties rights and/or obligations under the Finance Documents) to such existing management shall be made without the prior written consent of the Agent (not to be unreasonably withheld).

27.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 27 is an Event of Default.

27.1	Non-payment

Any of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.

27.2	Financial covenants, Change of Business and Constitutional Documents and Insurance

Any requirement in Clause 24 (Financial Covenants) Clause 25.8 (Change of Business and Constitutional Documents) (b) and (c) and Clause 26.3 (Insurance) is not satisfied.

27.3	Other obligations

(a)	Any of the Obligors does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment), Clause 25.8 (Change of Business and Constitutional Documents) (b) and Clause 27.2 (Financial covenants and Insurance)); and

(b)	No Event of Default under (a) above will occur if the failure to comply is (in the reasonable opinion of the Agent) capable of remedy and is remedied within thirty (30) running days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

72 (123)

27.4	Misrepresentations

(a)	Any representation, warranty or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	Any breach of the representation set out in Clause 22.20 (Corrupt practices) shall always be considered as being in material respect.

27.5	Cross default

(a)	Any Financial Indebtedness of any Obligor or any member of the Group is not paid when due nor within any originally applicable grace period;

(b)	any Financial Indebtedness of any Obligor or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	any commitment for any Financial Indebtedness of any Obligor or any member of the Group is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described); or

(d)	any creditor of any Obligor or any member of the Group is entitled to declare any Financial Indebtedness of any Obligor or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described)

in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is USD 25,000,000 (or its equivalent in other currencies) or more. For the purposes of sub-clauses (a)-(d) above, indebtedness pursuant to the RCF shall be considered Financial Indebtedness.

27.6	Insolvency

(a)	Any of the Obligors or any member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Obligors or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors or any member of the Group.

27.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) of any Obligor or any member of the Group;

73 (123)

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any member of the Group;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of any Obligor or any member of the Group; or

(d)	enforcement of any Security Interest over any assets of any Obligor or any member of the Group.

27.8	Creditor’s process

Any maritime lien or other lien (not being a Permitted Encumbrances), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues (not secured by the Security Documents) of any Rig Owner and is not discharged within thirty (30) days after the Obligor become aware of the same or the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

27.9	Unlawfulness and invalidity

It is or becomes unlawful or impossible for any Obligor and/or any of the parties to any of the Security Documents to perform any of their respective obligations under the Finance Documents or for the Agent to exercise any right or power vested to it under the Finance Documents.

27.10	Cessation of business

Any member of the Group (whether by one or a series of transactions) suspends, changes or ceases to carry on (or threatens to suspend, change or cease to carry on) all or a material part of its business.

27.11	Stock Exchange listing

(a)	The Borrower no longer is listed on an Exchange.

(b)	After the IPO: Seadrill Partners is no longer listed on an Exchange.

27.12	Material adverse change

Any event or condition or circumstance or series of events or conditions or circumstances occur which, in the opinion of the Agent or the Required Lenders has had or could reasonably be expected to have a Material Adverse Effect.

27.13	Authorisation and consents

Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise cease to be in full force and effect.

74 (123)

27.14	Loss of Property

Any part of a Guarantor’s or a substantial part of the Borrower’s or its Subsidiaries’ (other than the Guarantors) property is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which in the opinion of the Agent or the Required Lenders has or could reasonably be expected to, if adversely determined, have a Material Adverse Effect.

27.15	Litigation

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Obligor which in the opinion of the Agent or the Required Lenders has or could reasonably be expected to, if adversely determined, have a Material Adverse Effect.

27.16	Failure to comply with final judgment

Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 10,000,000 (or the equivalent in any other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Required Lenders) that the insurers will be able to make such payment within thirty (30) days.

27.17	Acceleration

Upon the occurrence of an Event of Default, the Agent may, and shall if so directed by the Required Lenders, by written notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan and the Commercial Lenders’ Guarantee together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand; and/or

(c)	start enforcement in respect of the Security Interests established by the Security Documents; and/or

(d)	take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

75 (123)

28.	RECOURSE REQUIREMENTS AND RIGHT OF SUBROGATION

28.1	The ECA Lender Guarantors shall be irrevocably and unconditionally authorised by the Borrower upon the occurrence of an Event of Default to pay any amounts demanded by the ECA Lender under the ECA Lender Guarantees forthwith, without any reference or further authorisation from the Borrower and, save for manifest error, without being under any duty or obligation to enquire into the justification or validity thereof and/or dispute whether any claims or demands under the ECA Lender Guarantees are properly or validly made, and notwithstanding that the Borrower may dispute the validity of any such claim or demand the Guarantors may accept any claim or demand under the ECA Lender Guarantees as binding upon the ECA Lender Guarantors as conclusive evidence that they as ECA Lender Guarantors thereunder are liable to pay any such amount.

28.2	Each of the ECA Lender Guarantors will when amounts have been paid by it under the (respectively) ECA Lender Guarantees, automatically and without any notice or formalities of any kind whatsoever, only have the right of subrogation into the rights of the ECA Lender (respectively) under the Finance Documents in such amount as have been paid by GIEK and/or each Commercial Lender under the GIEK Guarantee and/or Commercial Lenders’ Guarantee respectively, and always subject to the terms of this Agreement. The ECA Lender Guarantors shall by such subrogation have the same rights as relevant thereunder as if the Finance Documents were executed directly in favour of the ECA Lender Guarantors as security for the ECA Lender Guarantors’ rights against the Borrower, after having honoured claims under the ECA Lender Guarantees. Each of the Obligors waives any right to dispute or delay a subrogation of the rights under the Finance Documents to the ECA Lender Guarantors effectuated pursuant to the terms of this Agreement, and each of the Obligors undertakes to sign and execute any documents required by the ECA Lender Guarantors in connection with a subrogation as aforesaid, and/or enforcement of the Finance Documents.

29.	CHANGES TO THE PARTIES

29.1	No assignment by the Obligors

None of the Obligors may assign or transfer or assume any part of, or any interest in, its rights and/or obligations under the Finance Documents.

29.2	Assignment and transfers by the ECA Lender

The ECA Lender may, without the consent of the Borrower or any of the Finance Parties, assign or transfer any of its rights and obligations under the Finance Documents to Eksportkreditt Norge AS or to any entity or institution established or appointed by the Norwegian authorities for the purpose of the continuation of the Norwegian export finance arrangements by executing a transfer certificate substantially in the form as set out in Schedule 6 (Form of Transfer Certificate).

29.3	Assignments and transfers by the Lenders

A Lender (the “Existing Lender”) may, at any time, by executing a transfer certificate substantially in the form as set out in Schedule 6 (Form of Transfer Certificate), assign, transfer or have assumed its rights or obligations under the Finance Documents, always taking into account Clause 7.3 (Assignments, replacement and transfers) in respect of the Guarantee Facility, (a “Transfer”) to:

(a)	another Existing Lender or an Affiliate of an Existing Lender in a minimum transfer amount of USD 15,000,000; or

76 (123)

(b)	another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided no Event of Default has occurred or is occurring and prior consents of the Borrower and the Agent have been given (such consents not to be unreasonably withheld or delayed and which shall be deemed to have been given fifteen (15) Business Days after being sought unless expressly refused within that period), in a minimum transfer amount of USD 15,000,000; or

(c)	another Existing Lender or an affiliate of an Existing Lender or a New Lender (as defined above in (b) if an Event of Default has occurred or is occurring.

29.4	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes place pay to the Agent (for its own account) a fee of USD 3,000.

29.5	Limitations of responsibility of Existing Lenders

29.5.1	The Obligors’ performance, etc

Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Obligors;

(c)	the performance and observance by any of the Obligors of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.

29.5.2	New Lender’s own credit appraisal, etc

Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

77 (123)

29.5.3	Re-transfer to an Existing Lender, etc

Nothing	in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

29.6	Procedure for transfer

Any Transfer shall be effected as follows:

(a)	the Existing Lender must notify the Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;

(b)	subject to Clause 29.3 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonably possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and

(c)	subject to Clause 29.3 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.

29.7	Effects of the Transfer

On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Obligors and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”);

(b)	the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(c)	the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

29.8	Further assurances

Each of the Obligors undertakes to procure that in relation to any Transfer, each of the Obligors shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.

78 (123)

29.9	Disclosure of information

Any Lender may disclose:

(a)	to any of its affiliates and a potential assignee;

(b)	to whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any of the Obligors; and

(c)	to whom, to the extent that, information is required to be disclosed by any applicable law,

such information about the Obligors and the Finance Documents as that Lender shall consider appropriate, provided that such disclosure shall be subject to the prior written approval by the Borrower if such potential assignee is not an affiliate of any of the Lenders.

30.	ROLE OF THE AGENT

30.1	Appointment and authorisation of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents (including, but not limited to the Security Documents).

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

30.2	Duties of the Agent

The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:

(a)	promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;

(b)	supply the other Finance Parties with all material information which the Agent receives from the Borrower;

(c)	if it receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance is an Event of Default, promptly notify the Finance Parties; and

(d)	from when it receives sufficient information; promptly notify the Lenders of the occurrence of any Event of Default arising under Clause 27 (Events of Default).

30.3	Particular duties of the Agent in respect of the ECA Lender

The Agent shall as Agent in respect of the ECA Lender exercise the same care as it normally exercises in making and handling loans for its own account. The Agent assumes no

79 (123)

responsibility and neither the Agent nor any of its officers, directors, employees or agents shall be liable to the ECA Lender for any action taken or omitted to be taken hereunder or in connection with this Agreement unless caused in respect of negligence.

30.4	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

30.5	Business with the Borrower

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.

30.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 27.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Required Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

30.7	Required Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance

80 (123)

with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Required Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Required Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Required Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Required Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

30.8	Responsibility for documentation

None of the Agent or any of the Mandated Lead Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Obligors or any other person in or in connection with any Finance Document; and

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.

30.9	Exclusion of liability

(a)	Without limiting litra b) below, subject to Clause 30.3 (Particular duties of the Agent in respect of the ECA Lender) above none of the Agent or the Mandated Lead Arrangers will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause 30.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

81 (123)

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

30.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero), subject to Clause 30.3 (Particular duties of the Agent in respect of the ECA Lender) above, indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

30.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may, upon prior written consent of the Borrower, such consent not to be unreasonably withheld, resign by giving notice to the other Finance Parties and the Borrower in which case the Required Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Required Lenders have not appointed a successor Agent in accordance with litra b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After prior written consent of the Borrower, such consent not to be unreasonably withheld, the Required Lenders may, by notice to the Agent, require it to resign in accordance with litra b) above. In this event, the Agent shall resign in accordance with litra b) above.

82 (123)

30.12	Confidentiality

(a)	In acting as agent for the Finance Parties the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.13	Credit appraisal by the Lenders

30.13.1	Lenders

Subject to what is said in Clause 30.13.2 (The ECA Lender) below, without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):

(a)	the financial condition, status and nature of the Obligors;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.

30.13.2	The ECA Lender

Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, the ECA Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the ECA Lender Guarantees, except that the Agent will monitor the terms and conditions as set out in the GIEK Guarantee pursuant to Clause 30.3 (Particular duties of the Agent in respect of the ECA Lender). The Agent shall not be responsible for risks in connection with the financial condition, status and nature of the Obligors.

30.14	Conduct of business of the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or

83 (123)

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.	SHARING AMONG THE FINANCE PARTIES

31.1	Payment to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any of the Obligors other than in accordance with Clause 32 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors, as the case may be, and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.5 (Partial payments).

31.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under litra a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

84 (123)

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

(a)	This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 31, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:

(i)	it notified that other Finance Party of the legal proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.	PAYMENT MECHANICS

32.1	Payments to the Agent

All payments by the Obligors or a Lender under the Finance Documents, including but not limited to repayments, interests, guarantee premiums and fees, shall be made:

(a)	to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the relevant Obligor or a Lender for this purpose; and

(b)	for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to the Borrower) and 32.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.

32.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 33 (Set-off), apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of currency to be so applied.

32.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

85 (123)

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Partial payments

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest (including default interest), fee or commissions due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except for the Hedging Agreements); and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements.

32.6	Application following an Event of Default

Following an Event of Default all monies received by the Agent shall be applied in the following order:

(a)	firstly, in respect of all costs and expenses whatsoever incurred in connection with or about incidental to the enforcement;

(b)	secondly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured in the Finance Parties’ secured assets;

(c)	thirdly, in or towards payment pro rata of all sums owed to the Finance Parties under the Finance Documents (except for the Hedging Agreements) at the time of default;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements; and

(e)	fifthly, the balance, if any to the Borrower or to its order.

32.7	No set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

86 (123)

32.8	Payment on non-Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.9	Currency of account

The Obligors shall pay:

(a)	any amount payable under this Agreement, except as otherwise provided for herein, in USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

32.10	Exclusion of liability

The Lenders shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action of any government or governmental or local authority, or any general strike, lockout, boycott and blockade affecting any of the Lenders or their employees.

33.	SET-OFF

A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any credit balance on any account that Obligor has with that Finance Party or against any other obligations owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communication in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax or letter. Any such notice or communication addressed as provided in Clause 34.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party;

(b)	if by telefax, when received

However, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

87 (123)

34.2	Addresses

Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any New Lender, to the address notified to the Agent:

If to the Agent:	Nordea Bank Norge ASA

P.O.Box 1166 Sentrum

N-0107 Oslo, Norway

Att.: Shipping Department

Telefax No.: +47 22 48 66 68

S.W.I.F.T: NDEANOKK

If to the Borrower:	Seadrill Limited

c/o Seadrill Management AS

Finnestadveien 28

N-4029 Stavanger, Norway

Att: Chief Financial Officer

Telefax No: + 47 51 30 96 88

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

34.3	Communication with the Obligors

All communication from or to any of the Obligors shall be sent through the Agent.

34.4	Language

Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

34.5	Electronic communication

(a)	Any communication to be made between the Agent, a Lender and an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the relevant Lender and the relevant Obligor (as the case may be):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

88 (123)

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent, a Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

35.	CALCULATIONS

All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.

36.	MISCELLANEOUS

36.1	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.

36.2	Remedies and waivers

No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.3	Amendments and waivers

36.3.1	Required consents

(a)	Subject to Clause 36.3.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Required Lenders, the Obligors and any such amendment will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.3.

36.3.2	Exceptions

An amendment to or waiver that has the effect of changing or which relates to:

(a)	the definition of “Required Lenders”;

89 (123)

(b)	an extension of the date of any payment of any amount under the Finance Documents;

(c)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or extension of any Lenders’ Commitment;

(e)	a term of the Finance Documents which expressly requires the consent of all the Lenders;

(f)	a proposed substitution or replacement of any of the Obligors;

(g)	Clause 2.3 (Finance parties’ rights and obligations);

(h)	a release of any Guarantors, any guarantees provided by the Guarantors pursuant to this Agreement or any Security Interest under any Security Document; and/or

(i)	this Clause 36.3,

shall not be made without the prior written consent of all the Lenders.

The Borrower shall (for its own cost) have the right, in the absence of a Default or Event of Default (i) to replace any Commercial Lender under the Commercial Facility and (ii) with a prior consent from the ECA Lender, to replace any Commercial Lender under the Guarantee Facility that refuses to consent to certain amendments or waivers of this Agreement which expressly require the consent of such Lender and which have been approved by the Required Lenders.

An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

36.4	Disclosure of information and confidentiality

Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:

(a)	is publicised by a Party as required by applicable laws and regulations;

(b)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or

(c)	was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof.

90 (123)

36.5	Process Agent

Each Obligor hereby irrevocably:

(a)	appoints Seadrill Management AS as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom.

(b)	agrees that failure by such process agent to notify the Agent of the process will not invalidate the proceedings concerned.

If any process agent appointed pursuant to Clause 36.5 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

36.6	Conflict

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

37.	GOVERNING LAW AND ENFORCEMENT

37.1	Governing law

This Agreement shall be governed by Norwegian law.

37.2	Jurisdiction

(a)	For the benefit of each Finance Party, each of the Obligors agrees that the courts of Oslo, Norway, have jurisdiction to settle any disputes arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

(b)	Nothing in this Clause 37.2 shall limit the right of the Finance Parties to commence proceedings against any of the Obligors in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

91 (123)

SIGNATORIES:

The Borrower:

Seadrill Limited

By:
Name:
Title:

The Guarantors:

Seadrill China Operations Ltd.

By:
Name:
Title:

Seadrill Canada Ltd.

By:
Name:
Title:

Seadrill Deepwater Drillship Ltd.

By:
Name:
Title:

Seadrill Offshore AS

By:
Name:
Title:

Seadrill Hungary Kft.

By:
Name:
Title:

92 (123)

Seadrill Americas, Inc.

By:
Name:
Title:

Seadrill Aries Ltd.

By:
Name:
Title:

Seadrill Operating LP

By:
Name:
Title:

Seadrill Opco Sub LLC.

By:
Name:
Title:

The ECA Lender:

The Norwegian Government represented by the Ministry of Trade and Industry c/o Eksportkreditt Norge AS

By:
Name:
Title:

The Commercial Lenders, the Mandate Lead Arrangers and the Hedge Counterparties:

Nordea Bank Norge ASA

By:
Name:
Title:

93 (123)

Fokus Bank being the Norwegian branch of Danske Bank A/S

By:
Name:
Title:

DNB Bank ASA

By:
Name:
Title:

BNP Paribas SA

By:
Name:
Title:

Crédit Agricole Corporate and Investment Bank S.A.

By:
Name:
Title:

ING Bank N.V.

By:
Name:
Title:

Crédit Industriel et Commercial

By:
Name:
Title:

94 (123)

NIBC Bank N.V.

By:
Name:
Title:

The Agent:

Nordea Bank Norge ASA

By:
Name:
Title:

The Bookrunners:

Nordea Bank Norge ASA

By:
Name:
Title:

Fokus Bank being the Norwegian branch of Danske Bank A/S

By:
Name:
Title:

DNB Bank ASA

By:
Name:
Title:

BNP Paribas SA

By:
Name:
Title:

95 (123)

Crédit Agricole Corporate and Investment Bank S.A.

By:
Name:
Title:

ING Bank N.V.

By:
Name:
Title:

96 (123)

SCHEDULE 1

LENDERS AND COMMITMENTS

THE FACILITY

1. Commercial Facility Loan Commitment

Commercial Lender:	Address and Telefax Number	Commitment as of 30 June 2009 (as subsequently reduced, cancelled and/or transferred in accordance with this Agreement)
Nordea Bank Norge ASA	Postboks 1166 Sentrum 0107 Oslo Norway Telefax: 0047 22 48 66 68	USD 335,180,139

Fokus Bank (being the Norwegian branch of Danske Bank A/S)	7466 Trondheim Norway Telefax: 0047 85 40 52 49	USD 177,042,083

DNB Bank ASA	Stranden 21 N-0021 Oslo Norway Telefax: 0047 22 48 28 94	USD 122,222,222

BNP Paribas SA	16 Boulevard des Italiens, 75009 Paris France	USD 40,000,000

Crédit Agricole Corporate and Investment Bank S.A.	9 quai du Président Paul DOUMER 92 920 Paris la défense France Telefax: 0033 1 41 89 90 86	USD 55,555,556

ING Bank N.V.	Bijmerplein 888 PO Box 1800 1000 BV Amsterdam The Netherlands Telefax: 0031 20 56 58 203	USD 40,000,000

NIBC Bank N.V.	Carnegieplein 4 2517 KJ the Hauge The Netherlands Telefax: 0031 70 342 5366	USD 30,000,000

97 (123)

2. ECA Loan Commercial Facility Loan Commitment

The Norwegian Government represented by the Ministry of Trade and Industry c/o Eksportkreditt Norge AS	Eksportkreditt Norge AS P.o. box 1315 Vika, 0012 Attn: Loan administration E-mail: loanadmin@eksportkreditt.no Tel: + 47 90 63 30 69	USD 280,000,000

3. ECA Loan GIEK Facility Loan Commitment

The Norwegian Government represented by the Ministry of Trade and Industry c/o Eksportkreditt Norge AS	Eksportkreditt Norge AS P.o. box 1315 Vika, 0012 Attn: Loan administration E-mail: loanadmin@eksportkreditt.no Tel: + 47 90 63 30 69	USD 420,000,000

	Total Commitments	USD 1,500,000,000

THE GUARANTEE FACILITY

Commercial Lender:	Address and Telefax Number	Commitment

Nordea Bank Norge ASA	Postboks 1166 Sentrum 0107 Oslo Norway Telefax: 0047 22 48 66 68	USD 72,587,303

Fokus Bank (being the Norwegian branch of Danske Bank A/S)	7466 Trondheim Norway Telefax: 0047 85 40 52 49	USD 33,190,475

DNB Bank ASA	Stranden 21 N-0021 Oslo Norway Telefax: 0047 22 48 28 94	USD 42,777,778

BNP Paribas SA	PO Box 106 Sentrum 0102 Oslo Norway Telefax: 0047 22 82 95 11	USD 35,000,000

Crédit Agricole Corporate and Investment Bank S.A.	9 quai du Président Paul DOUMER 92 920 Paris la défense France Telefax: 0033 1 41 89 90 86	USD 19,444,444

98 (123)

ING Bank N.V.	Bijmerplein 888 PO Box 1800 1000 BV Amsterdam The Netherlands Telefax: 0031 20 56 58 203	USD 35,000,000

Crédit Industriel et Commercial	Direction des Financements Spécialisés 4 rue Gaillon 75002 Paris France	USD 30,000,000

	Total Commitments	USD 280,000,000

99 (123)

SCHEDULE 2

GUARANTORS AND COLLATERAL RIGS1

RIG	GUARANTORS	CHARTER CONTRACTS	BUILT AND SHIP REGISTRY	MARKET VALUE IN USD
(Name, type and IMO number)	Rig Owner and Internal Charterer/ Contractor	Structure, contract date, dayrate in USD and options
West Capella (IMO No. 9372523)	Rig Owner: Seadrill Deepwater Drillship Ltd, Cayman Islands

The Rig Owner has let the Rig to Elf Petroleum Nigeria Ltd under a contract dated 6 June 2008.

The duration of the contract is 5 years ending on February 2014 and the full dayrate is of the date of this Agreement USD545,669.

			Built in 2008 at Samsung Heavy Industries, Korea and registered in Panama	760 million

West Aquarius (IMO No. 8768775)	Rig Owner: Seadrill China Operations Ltd., of Bermuda, and after the Migration, of Luxembourg	The Rig Owner has let the Rig on an internal charter with Seadrill Offshore AS dated January 2009.	Built in 2009 at DSME Corp, Korea and registered in Panama	760 million

[1]	Seadrill to update

100 (123)

RIG	GUARANTORS	CHARTER CONTRACTS	BUILT AND SHIP REGISTRY	MARKET VALUE IN USD
(Name, type and IMO number)	Rig Owner and Internal Charterer/ Contractor	Structure, contract date, dayrate in USD and options
Internal Charterer 1: Seadrill Offshore AS, Norway Internal Charterer 2: Seadrill Canada Ltd.

The Internal Charterer 1 has let the Internal Charterer 2 under a contract dated [                    ]. The Internal Charterer 2 has let the Rig to Esso Exploration Inc. under a contract dated 17 August 2007 (as novated from the Internal Charterer 1 to the Internal Charterer 2 pursuant to a novation agreement dated [                    ]2).

The duration of the contract is 4 years ending on February 2013 and the full dayrate is of the date of this Agreement USD529,516.

West Sirius (IMO No. 8768402)	Rig Owner: Seadrill Hungary Kft., Hungary Internal Charterer: Seadrill Americas, Inc., Texas USA

The Rig Owner has let the Rig on an internal charter with Seadrill Americas Inc. dated 27 June 2008.

The internal charterer has let the Rig to Devon Energy Production Company L.P. under a contract dated 12 October 2006.

			Built in 2008 at Jurong Shipyard Ltd, Singapore and registered in Panama	750 million

[2]	Seadrill to advise on novation from Esso to ExxonMobile.

101 (123)

RIG	GUARANTORS	CHARTER CONTRACTS	BUILT AND SHIP REGISTRY	MARKET VALUE IN USD
(Name, type and IMO number)	Rig Owner and Internal Charterer/ Contractor	Structure, contract date, dayrate in USD and options
The duration of the contract is 6 years ending in July 2014 and the full dayrate is at the date of this Agreement USD472,827.
West Ariel (IMO No. 8769212)	Rig Owner: Seadrill Ariel Ltd., Liberia

The Rig Owner has let the Rig to Vietsovpetro Joint Venture under a contract dated 28 August 2008

The duration of the contract was originally until July 2010, which has been extended to [                    ]. The full dayrate is at the date of this Agreement [                    ].

			Built in 2008 at Keppel FELS Ltd, Singapore and registered in Bahamas	208 million
USD 2,478 million

Other Guarantors:

Seadrill Operating LP (Marshall Islands)

Seadrill Opco Sub (Marshall Islands)

102 (123)

SCHEDULE 3

CONDITIONS PRECEDENT

Part I

1.	Corporate authorisation

1.1	In respect of the Borrower:

(a)	Company certificate (or similar);

(b)	Articles of Association, Memorandum of Incorporation and By-laws;

(c)	Updated Good Standing Certificate (or similar);

(d)	Resolutions passed at a board meeting of the Borrower evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party; and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

(iii)	attaching certified true copies of valid proof of identity in respect of the persons signing on behalf of the Borrower

(e)	Power of Attorney (notarised and legalised if requested by the Agent); and

(f)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents.

1.2	In respect of each of the Guarantors:

(a)	Company certificate/Certificate of Incorporation (or similar);

(b)	Articles of Association, Memorandum of Incorporation and By-laws, Memorandum and Articles of Association;

(c)	Updated Good Standing Certificate (or similar), including for certificates as qualified foreign maritime entity from relevant registry;

(d)	Resolutions passed at a board meeting and shareholders meeting (if applicable) of the Guarantor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (including, but not limited to the registration of the Mortgages); and

(ii)	the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents, on its behalf; and

(iii)	attaching certified true copies of valid proof of identity in respect of the persons signing on behalf of the Guarantors

103 (123)

(e)	Power of Attorney (notarised and legalised if requested by the Agent); and

(f)	Directors Certificate, including, but not limited to confirmations on solvency both before and after the incurrence of the indebtedness under the Finance Documents.

2.	Authorisations

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors and if applicable its subsidiaries to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors to enter into and perform their obligations under the Finance Documents.

3.	The Rigs

In respect of each of the Rigs:

(a)	Reports on the Market Value not being older than 3 months before the date of this Agreement of each Rig obtained in accordance with the terms of this Agreement;

(b)	Satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that the Rig is registered in the name of the relevant Rig Owner in the relevant Ship Registry, that the Mortgage has been, or will in connection with the utilisation of the relevant Loan be, executed and recorded with its intended first priority against the Rig and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Rig;

(c)	An updated class certificate related to the Rig from the relevant classification society, confirming that the Rig is classed with the highest class in accordance with Clause 26.6 (Trading, classification and repairs), free of extensions and overdue recommendations;

(d)	Certificates from insurers and/or insurance brokers confirming compliance with the insurance requirements under this Agreement, including, but not limited to copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Rig in accordance with Clause 26.3 (Insurance) and the GIEK Guarantee, and evidencing that the Agent’s (on behalf of the Finance Parties) Security Interest in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Insurances ; and

(e)	Evidence and copies of (i) the technical management agreement for each Rig, (ii) documents of compliance with the ISM Code and ISPS Code, (iii) bareboat and other charter agreements for the Rigs and service contracts relating thereto, (iv) all kind of guarantees related to such charter agreements and service contracts together with evidence that, where required under an employment contract for a Rig, the charterer of such Rig has accepted that it becomes subject to the relevant Mortgage. Subject to contractual agreed “quiet enjoyment” undertakings with the end-user of the Rigs to be entered into if it is required by the relevant end-user pursuant to the relevant contract.

104 (123)

4.	Finance Documents

Subject to the evidences being delivered pursuant to this Schedule 3 Part II below, each of the Finance Documents, duly signed by all the relevant parties thereto together with evidence of that the security created thereunder is legally perfected on first priority in accordance with the terms of the Finance Documents and applicable laws including, but not limited to;

(a)	The Agreement;

(b)	The Assignment of Earnings subject to the existing agreement with the end-users and no acknowledgement from such end-users of the assignment;

(c)	The Assignment of Earnings Accounts;

(d)	The Assignment of Insurances;

(e)	The Mortgages (including any deeds of covenants). Subject to contractual agreed “quiet enjoyment” undertakings with the end-user of the Rigs to be entered into if it is required by the relevant end-user pursuant to the relevant contract.

(f)	The Share Pledges;

(g)	Fee Letters; and

(h)	Any other Finance Document.

5.	Specific ECA Lender/GIEK Documents

The requirements by GIEK pursuant to the GIEK Guarantee.

6.	Miscellaneous

(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date;

(b)	Evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the relevant Utilisation Date, have or will be paid on its due date;

(c)	A Compliance Certificate confirming that the Borrower is in compliance with the financial covenants as set out in Clause 24 (Financial Covenants);

(d)	The Letter from the Process Agent;

(e)	Any Letter of Acceptance of Appointment by any entity (other than the Process Agent) appointed as process agent on behalf of any Obligor pursuant to any of the Finance Documents;

(f)	The effective interest letter;

(g)	The Original Financial Statements;

105 (123)

(h)	A Cash Flow Projections for the five years after the date of the Agreement;

(i)	Evidence of ownership of the Obligors corporate and capital structure of the Group (assuming the assumption of Facilities herein);

(j)	“Know your customer” documents required by the Lenders; and

(k)	Any other documents as reasonably requested by the Agent.

106 (123)

Part II

1.	The Rigs

In respect of each of the Rigs satisfactory searches in maritime registries, including, but not limited evidence (by way of transcript of registry) that the Rig is registered in the name of the relevant Rig Owner in the relevant Ship Registry, that the Mortgage has been, or will in connection with the utilisation of the relevant Loan be, executed and recorded with its intended first priority against the Rig and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Rig.

2.	Finance Documents

Evidence that the security created under each of the below Finance Documents is legally perfected on first priority in accordance with the terms of the Finance Documents and applicable laws including, but not limited to the Mortgages (including any deeds of covenants).

3.	Miscellaneous

(a)	Evidence that the Existing Facility has been prepaid and cancelled and all securities relating thereto has been discharged;

(b)	Insurance Report; and

(c)	The ECA Lender Guarantees.

4.	Legal Opinions

(a)	Agreed form of legal opinion from Allen & Overy Budapest relating to Hungarian law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(b)	Agreed form of legal opinion from Appleby relating to Bermuda law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(c)	Agreed form of legal opinion from Arias Fabrega & Fabrega relating to Panama law with confirmation that the execution copy will follow as soon as possible thereafter;

(d)	Agreed form of legal opinion from Blank Rome relating to Liberia and US law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(e)	Agreed form of legal opinion from Bugge, Arentz-Hansen & Rasmussen relating to Norwegian law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(f)	Agreed form of legal opinion from Chaffe McCall relating to Texas law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(g)	Agreed form of legal opinion from Chrysses, Demetriades & Co relating to Cyprus law issues with confirmation that the execution copy will follow as soon as possible thereafter;

107 (123)

(h)	Agreed form of legal opinion from Lennox & Paton relating to Bahamas law with confirmation that the execution copy will follow as soon as possible thereafter;

(i)	Agreed form of legal opinion from Maples & Calder relating to Cayman Islands law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(j)	Agreed form of legal opinion from Stephenson Harwood relating to English law issues with confirmation that the execution copy will follow as soon as possible thereafter;

(k)	Agreed form of legal opinion from Vilaf - Hong Duc relating to Vietnamese law issues with confirmation that the execution copy will follow as soon as possible thereafter; and

Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

108 (123)

Part III

1.	Conditions Subsequent

(a)	Within three months after 30 June 2009, evidence of that Nigerian National Petroleum Corporation has finally approved the novation of the charter contract for West Capella from Seadrill Offshore AS to Seadrill Deepwater Drillship Ltd.

(b)	Within three months after 30 June 2009 evidence of that all end-users under the Charter Contracts have been instructed to make any and all payments of the Earnings to the Earnings Accounts and within five months after the date of signing the Agreement evidence that such payments have been initiated by the end-users.

109 (123)

SCHEDULE 4

FORMS OF UTILISATION REQUEST

Part I

Loans

To: Nordea Bank Norge ASA, as Agent

From: Seadrill Limited

Date: [                    ]

Seadrill Limited – USD 1,500,000,000 Credit Facility Agreement dated 30 June 2009 (The “Agreement”)

We refer to Clause 5.1 (Delivery of a Utilisation Request for Loan) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Utilisation Request.

(a)	You are hereby irrevocably notified that we wish to make the following [Commercial Facility Advance/ECA Lender Commercial Facility Advance/ECA Lender GIEK Facility Advance]:

(b)	Proposed Utilisation Date:	[ ]

	Principal Amount:	[ ]

	Interest Period:	[ ]

(c)	The proceeds of the Utilisation shall be credited to [—] [insert name and number of account].

(d)	We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 22 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

Yours sincerely

For and on behalf of

Seadrill Limited

By:
Name:
Title:

110 (123)

Part II

The Commercial Lenders’ Guarantee

To: Nordea Bank Norge ASA, as Agent

From: Seadrill Limited

Date: [                    ]

Seadrill Limited – USD 1,500,000,000 Credit Facility Agreement dated 30 June 2009 (The “Agreement”)

We refer to Clause 6.1 (Delivery of a Utilisation Request for the Commercial Lenders’ Guarantee) of the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Utilisation Request.

(a)	(You are hereby irrevocably notified that we wish to arrange for the Commercial Lenders’ Guarantee to be issued on our behalf by the Commercial Guarantorson the following terms:

(b)	Proposed Utilisation Date:	[ ]

	Principal Amount:	[ ]

	Term/Expiry Date:	[ ]

	Purpose of the Guarantee:	[ ]

	Beneficiary:	the ECA Lender

	Delivery Instruction:	[ ]

(c)	Attached as Appendix A is a copy of the proposed Commercial Lenders’ Guarantee

We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 22 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

Yours sincerely

For and on behalf of

Seadrill Limited

By:
Name:
Title:

111 (123)

Appendix A

PROPOSED COMMERCIAL LENDERS’ GUARANTEE

Whereas the Norwegian Government, represented by the Ministry of Trade and Industry c/o Eksportkreditt Norge AS (the “ECA Lender”) has entered into a loan agreement dated                     (the “Loan Agreement”) in the amount of                     (the “Principal Amount”) with                     (the “BORROWER”).

We                     (the “Guarantor”) hereby unconditionally and irrevocably guarantee, as for our own debt, the due and punctual repayment to the ECA Lender of      per cent of the Principal Amount or part thereof outstanding and unpaid at any time plus      per cent of all incurred and outstanding:

i)	interest, at the rate as is agreed between the BORROWER and the ECA Lender according to the Loan Agreement,

ii)	default interest as set out in the Loan Agreement, and

iii)	all other amounts payable by the BORROWER to the ECA Lender in accordance with the Loan Agreement, if any.

The Principal Amount and i) - iii) above collectively referred to as the Guaranteed Amounts.

This guarantee shall forthwith be due and payable on demand.

The Guarantor shall compensate the ECA Lender for all costs and expenses incurred in connection herewith, including possible loss of interest income incurred by the ECA Lender’s redeployment of funds, according to Clause 13.3 (Break Costs) of the Loan Agreement.

The Guarantor agrees that the ECA Lender is not obliged to give notice of any kind hereunder.

The Guarantor agrees that any conflict or dispute of whatsoever nature (including but not limited to) between the ECA Lender and the BORROWER has no impact on the Guarantor’s obligation to pay under this guarantee.

All payments under this Guarantee shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, present or future taxes, charges or otherwise whatsoever) unless such deduction or withholding is required by law, in which case the Guarantor will pay such additional amount as will ensure that the ECA Lender receives the amount which it would have received but for such deduction or withholding.

Definitions used in the Loan Agreement shall have the same meaning when used herein.

This guarantee is valid until the Guaranteed Amounts have been paid in full. Notwithstanding the foregoing any and all claims must have been made prior to                      6 months after the last due date.

This guarantee shall be governed by and construed in accordance with Norwegian law, and the Guarantor submits to the jurisdiction of the Norwegian Courts, with Oslo City Court as due venue.

Place and Date                    .

112 (123)

GUARANTOR

(authorised signatory)

(signature in block letters)

113 (123)

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To: Nordea Bank Norge ASA, as Agent

From: Seadrill Limited

Date: [—] [To be delivered no later than hundred and eighty (180)/sixty (60) days after each reporting date]

Seadrill Limited – USD 1,500,000,000 Credit Facility Agreement dated 30 June 2009 (The “Agreement”)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.

We confirm that as at [—] [insert relevant reporting date]:

1.1	Minimum Liquidity

The Minimum Liquidity of the Borrower was [                    ] while the Minimum Liquidity required is USD [—].

1.2	Leverage Ratio

The Leverage Ratio of the Group was [                    ] while the Leverage Ratio is required not to exceed [—].

1.3	Equity Ratio

The Equity Ratio of the Group was [                    ] while the minimum Equity Ratio shall be greater than [—].

1.4	Interest Cover Ratio

The Interest Cover Ratio of the Group was [                    ] while the Interest Cover Ratio shall be [—].

1.5	Current Ratio

The Current Ratio of the Group was [                    ] while the Current Ratio shall be minimum [—].

1.6	Market Value

The Market Value of each of the Rigs, and the Rigs in aggregate is attached as Appendix 1 hereto while the minimum Market Value shall be higher than [—] of the sum of the Loans outstanding and the Lenders’ Available Commitments.

1.7	Insurance

We confirm that each of the Rigs is insured against such risks and in such amounts as set out in Appendix 2 hereto.

1.8	Fleet Report

We confirm that each of the Rigs is employed in accordance with Appendix 3 hereto.

1.9	No Default

We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 22 (Representations and warranties) of the Agreement is true and correct, and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default and/or an Event of Default.

114 (123)

Yours sincerely

For and on behalf of

Seadrill Limited

By:
Name:
Title:

115 (123)

Appendix 2

Rig	Hull & Machinery	Freight Interest	Hull Interest	P&I	War Risk
	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:	Insurer: Amount:

116 (123)

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To: Nordea Bank Norge ASA, as Agent

From: [—] (the “Existing Lender” and [—] (the “New Lender”)

Date: [—]

Seadrill Limited – USD 1,500,000,000 Credit Facility Agreement dated 30 June 2009 (The “Agreement”)

We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

With reference to Clause 29 (Changes to the Parties):

(a)	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] of the [SPECIFY WHICH FACILITY] being [ ] per cent of the Total Commitments.

(b)	The Existing Lender hereby transfers to the New Lender [ ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 29 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

(c)	The Transfer Date is [ ].

(d)	The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 29.5 (Limitations of responsibility of Existing Lenders) of the Agreement.

(e)	The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

(f)	The address, telefax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

(g)	This Transfer Certificate is governed by Norwegian law, with Oslo District Court (Oslo tingrett) as legal venue.

117 (123)

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender:	[ ]

II	New Lender:	[ ]

III	Specify which Facility:	[ ]

III	Total Commitments of Existing Lender:	USD	[ ]

IV	Aggregate amount transferred:	USD	[ ]

V	Total Commitments of New Lender:	USD	[ ]

VI	Transfer Date: [ ]

Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[                             ]

[                             ]

Att:	[ ]

Telefax no:	+ [ ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[—]	[—]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [                    ].

Agent:

Nordea Bank Norge ASA

By:
Name:
Title:

118 (123)

SCHEDULE 7

REPAYMENTS/REDUCTIONS

AMOUNTS IN USD

Scheduled Repayments/Reductions

No. Instalment	In Total	ECA Lender GIEK Facility	ECA Lender Commercial Facility	Commercial Facility
1	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
2	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
3	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
4	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
5	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
6	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
7	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
8	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
9	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
10	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
11	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
12	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
13	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
14	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
15	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
16	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
17	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
18	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
19	USD44,117,647	USD12,352,941	USD8,235,294	USD23,529,412
20	USD661,764,706	USD185,294,118	USD123,529,414	USD352,941,172
	USD1,500,000,000	USD420,000,000	USD280,000,000	USD800,000,000

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SCHEDULE 8

CORPORATE STRUCTURE3

[3]	Seadrill to provide

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SCHEDULE 9

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the relevant Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a facility office in the European Economic Area will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that facility office) of complying with the relevant minimum reserve requirements in respect of Loans made from that facility office.

4.	The Additional Cost Rate for any Lender lending from a facility office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300

Where:

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

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Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(c)	the jurisdiction of its facility office; and

(d)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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